UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Brinker International, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BRINKER

INTERNATIONAL®

2019	Notice of Annual Meeting and Proxy Statement

B R I N K E R

INTERNATIONAL®

3000 Olympus Blvd.

Dallas, Texas 75019

(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 20, 2019

October 4, 2019

Dear Shareholder:

We invite you to attend the annual meeting of shareholders (“Annual Meeting”) of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) to be held at 9:00 a.m. (CST), on Wednesday, November 20, 2019, at Brinker’s principal executive office located at 3000 Olympus Blvd., Dallas, Texas 75019. At the Annual Meeting, we will: (1) elect nine (9) directors for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal 2020 year; (3) cast an advisory vote to approve executive compensation; and (4) conduct any other business properly brought before the meeting.

Your Board of Directors chose September 23, 2019 as the date used to determine the shareholders who will be able to attend and vote at the Annual Meeting. If you owned shares in Brinker at the close of business on that day, you are invited to attend the Annual Meeting. Seating at the meeting will be limited to our shareholders, proxy holders and our invited guests. If you own shares in your name, please bring photo identification to the meeting. If you hold your shares through a bank, broker, or other third party, please bring photo identification and a current statement from that party showing your ownership. Please note that cameras, recording equipment, and other electronic devices will not be permitted at the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please take time to vote. If you decide not to attend the Annual Meeting, you may vote on these proposals by proxy. To do so, please cast your vote as instructed in the Notice of Internet Availability of Proxy Materials you received online or by telephone after your review of the proxy materials at www.proxypush.com/EAT (by using your 12-digit control number on the Notice of Internet Availability of Proxy Materials to access the website) or, upon your request, after receipt of hard copies of proxy materials. We ask that you cast your vote as promptly as possible. You may also request a paper copy of the proxy card to submit your vote if you prefer. We encourage you to vote online. It is convenient and saves postage and processing costs. If you vote online, by mail, or by telephone and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.

This Notice, the Notice of Internet Availability of Proxy Materials, the Proxy Statement, and the 2019 Annual Report are first being made available to shareholders on October 4, 2019.

We look forward to seeing you at the meeting.

Very truly yours,

Wyman T. Roberts

President and Chief Executive Officer and

President of Chili’s Grill & Bar

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 20, 2019

Brinker’s Proxy Statement and 2019 Annual Report for the year ended June 26, 2019 are available at www.proxypush.com/EAT

BRINKER INTERNATIONAL, INC.

Making People Feel Special	Brinker International • 2019 Notice & Proxy

PROXY SUMMARY

This summary highlights selected information that is provided in more detail throughout this Proxy Statement. This summary does not contain all of the information you should consider before voting. Please read the entire Proxy Statement before casting your vote.

ANNUAL MEETING INFORMATION

Wednesday, November 20, 2019 9:00 AM CST
Brinker International, Inc. Principal Executive Office 3000 Olympus Blvd. Dallas, Texas 75019

SHAREHOLDERS ACTION

Proposals:	Board Voting Recommendation	Votes Required	Page Reference
Election of Directors	FOR each nominee	Majority of Votes Cast	4-8
Ratification of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	9
Advisory Vote to approve Executive Compensation	FOR	Majority of Votes Cast	10

VOTING YOUR SHARES

Your vote is important. Whether you plan to attend the Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials. You may vote:

Online Visit www.proxypush.com/EAT, and enter your 12-digit control number needed to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials)	By Mail Request, complete and mail a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials

By Phone Call phone number located on proxy card	In Person Attend Annual Meeting and vote by ballot

If you submit your proxy by telephone or online, you do not need to return your proxy card by mail.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 1

ANNUAL MEETING ADMISSION

Voting:	Only shareholders as of the Record Date (September 23, 2019) are entitled to vote.
Attending the Annual Meeting in Person:

If you are a registered shareholder (the shares are held in your name), you must present valid identification to vote at the Annual Meeting. If you are beneficial shareholder (your shares are held in the name of a bank or brokerage firm), you will also need to obtain a “legal proxy” from the registered shareholder to vote at the Annual Meeting.

2 Brinker International • 2019 Notice & Proxy	Making People Feel Special

INFORMATION ABOUT THE BOARD OF DIRECTORS

Committees of the Board of Directors

The Board of Directors has the following standing committees and current committee composition:

Board Members	Age	Director Since	Audit Committee	Compensation Committee	Governance & Nominating Committee

Joseph M. DePinto*	56	2010

John W. Chidsey**	57	2019	M	M

Cindy L. Davis***	57	2019		M	M

Harriet Edelman	63	2008	M		C

Michael A. George****	58	2013	M	M

William T. Giles	60	2013	C	M

James C. Katzman	52	2018	M		M

George R. Mrkonic	67	2003		C	M

Prashant N. Ranade*****	66	2019	M		M

Wyman T. Roberts******	60	2013

Meetings During Fiscal 2019			9	5	4

C—Committee Chair

M—Member

*	Chairman of the Board
**	Mr. Chidsey was appointed to the Board on January 31, 2019 and was appointed to the designated committees on August 22, 2019.
***	Ms. Davis was appointed to the Board on January 28, 2019 and was appointed to the designated committees on August 22, 2019.
****	Mr. George is leaving the Board at the end of his current term on November 20, 2019.
*****	Mr. Ranade was appointed to the Board on April 29, 2019 and was appointed to the designated committees on August 22, 2019.
******	As the only non-independent member of the Board, Mr. Roberts does not serve on any Board committees.

Board Skills and Diversity

Our Board is comprised of directors who have a variety of skills and core competencies as noted in the chart below:

Percentage of Board Members

Our Board is also diverse in age, gender and tenure, as reflected on the following illustrations:

Making People Feel Special	Brinker International • 2019 Notice & Proxy 3

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of all of the nominees named below. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. However, if any nominee becomes unable or unwilling to serve as a nominee at the time of the Annual Meeting, the individuals named as proxies may vote for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors may reduce the size of the Board of Directors, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board of Directors may fill at a later date. All nominees are currently serving as directors of the Company and all except Ms. Davis and Messrs. Chidsey and Ranade were elected by the shareholders at the 2018 annual meeting of shareholders. Ms. Davis and Messrs. Chidsey and Ranade were duly appointed by the Board of Directors during fiscal 2019 after being recommended by the Governance and Nominating Committee for appointment to serve on the Company’s Board of Directors following the process outlined in the section titled Internal Process of Identifying Candidates in this Proxy Statement, which included recommendations for appointment by a third-party search firm. After more than six years of service on the Board, Mr. George has decided not to stand for re-election due to other commitments. The Board thanks him for his many contributions to the Company.

Information About Nominees

We are furnishing below certain biographical information about each of the nine nominees for director. Also included is a description of the experience, qualifications, attributes and skills of each nominee:

∎ John W. Chidsey

Mr. Chidsey is a former Executive Board Member of TopTech Holdings, LLC (d/b/a HotSchedules.com), a provider of comprehensive cloud-based technology with expertise in hiring, training, scheduling, back office and standardization, for which he served from January 2013 to June 2019. Previously, Mr. Chidsey served in various roles of Burger King Holdings, Inc., including as co-chairman of the Board of Directors from October 2010 to April 2011, Chief Executive Officer and chairman of the Board of Directors from July 2008 to October 2010, Chief Executive Officer and member of the Board of Directors from April 2006 to July 2008, President and Chief Executive Officer from September 2005 to April 2006, and in various other executive roles from March 2004 to September 2005. Mr. Chidsey currently serves on the Board of Directors of Norwegian Cruise Line Holdings Ltd., Encompass Health Corp., and on the Governing Board of privately held companies Instawares Holding Company, LLC and Point Broadband LLC. He also serves on the Board of Trustees for Davidson College in Davidson, North Carolina.

Director since 2019	Director Qualifications
Age: 57 Board Committees: Audit and Compensation Other Public Company Boards: Norwegian Cruise Line Holdings Ltd. and Encompass Health Corp.

Mr. Chidsey brings his experience and knowledge as a long-time senior leader, including as a chief executive officer and chief financial officer, of a large, publicly traded chain restaurant brand with domestic and international locations. He has an extensive background in brand strategy, marketing, finance and strategic planning, as well as large public company board experience.

4 Brinker International • 2019 Notice & Proxy	Making People Feel Special

∎ Cynthia (Cindy) L. Davis

Ms. Davis is a former Nike executive where she served as Vice President of Nike, Inc., a global provider of athletic footwear and apparel, and President of Nike Golf from September 2008 to October 2014, after having served in various other positions with Nike since January 2005. Prior to that, Ms. Davis was Senior Vice President at Golf Channel, a division of Comcast Corporation, from January 2001 to December 2004, and was formerly President and Chief Executive Officer of Arnold Palmer Golf Management, LLC from March 1998 to December 2000. Ms. Davis serves on the Board of Directors for Deckers Outdoor Corporation and Kennametal, Inc., and previously served on the Board of Buffalo Wild Wings, Inc.

Director since 2019	Director Qualifications
Age: 57 Board Committees: Compensation and Governance & Nominating Other Public Company Boards: Deckers Outdoor Corporation and Kennemetal, Inc.

Ms. Davis brings extensive experience as a senior officer of multiple national and international companies, including service as the president of a division of a large, publicly traded retail company. She has a broad understanding of corporate strategy, sales, marketing, and operations management, and has served on boards of several publicly traded companies, including a chain restaurant company.

∎ Joseph M. DePinto

Mr. DePinto is Chairman of the Board of Directors of the Company, serving in this position since November 2013. He is President and Chief Executive Officer of 7-Eleven, Inc., a large multi-unit retail company, serving in this position since December 2005. Previously, Mr. DePinto served as President of GameStop Corporation from March 2005 to December 2005. Prior to GameStop, he was employed by 7-Eleven, Inc. from 2002 to 2005 in various roles, most recently Vice President, Operations, from 2003 to 2005. Mr. DePinto currently serves on the Board of Directors of 7-Eleven, Inc. and 7 & i Holdings Co., Ltd. He also serves on the Boards of the Business Executives for National Security, the National Association of Convenience Stores, the UT Southwestern Medical Foundation, the Johnny Mac Soldiers Fund and the Dallas Citizens Council. Additionally, Mr. DePinto is a council member of the George W. Bush Presidential Center Military Service Initiative, the Kellogg School of Management Global Advisory Board, and the Dallas Stars Ownership Advisory Group. In December 2017, Mr. DePinto was appointed a Civilian Aide to the Secretary of the Army.

Director since 2010	Director Qualifications
Age: 56 Board Committees: None Other Public Company Boards: 7 & i Holdings Co.

Mr. DePinto brings his skills and knowledge as chief executive of a large multi-unit retail company operating in domestic and international markets, as well as his experience serving on the boards of other large or public companies. He provides a significant broad-based understanding of leading a large public company, as well as a unique understanding of all aspects of retailing, including operations, marketing, finance and strategic planning.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 5

∎ Harriet Edelman

Ms. Edelman is Special Advisor to the Chairman of Emigrant Bank, a private financial institution, having served in this role since September 2019, after formerly serving as Vice Chairman since November 2010. Previously, Ms. Edelman served as Advisor to the Chairman of Emigrant Bank from June 2008 through October 2010. Prior to Emigrant Bank, Ms. Edelman served as a member of the Executive Committee of Avon Products, Inc., as Senior Vice President and Chief Information Officer of Avon Products, Inc. from January 2000 through March 2008, as Senior Vice President, Global Supply Chain from May 1996 to January 2000, and in executive roles in Sales and Marketing. Ms. Edelman serves as a management participant of the Board of Emigrant Bank, and also sits on the Board of Directors for Assurant, Inc. and Bed Bath & Beyond Inc. Ms. Edelman served on the Board of UCB Pharma from 2012 until 2017. She also serves as Vice Chairman on the Board of Trustees of Bucknell University.

Director since 2008	Director Qualifications
Age: 63 Board Committees: Audit and Governance & Nominating Other Public Company Boards: Assurant, Inc. Bed Bath & Beyond Inc.

Ms. Edelman brings more than 18 years of experience serving on large public company boards; working as a senior officer in a worldwide retail company in areas of marketing, sales, information technology, e-commerce, supply chain management and global business; and leading a financial services enterprise. Ms. Edelman has served on Nominating and Governance, Compensation, Audit, and Executive Committees of the organizations she has served.

∎ William T. Giles

Mr. Giles is the Chief Financial Officer and Executive Vice President, Finance and Information Technology, for AutoZone, a retailer of automotive parts, since October 2012. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance, Information Technology and Store Development, from January 2007 to October 2012, Chief Financial Officer and Treasurer from June 2006 to December 2006, and Executive Vice President and Chief Financial Officer beginning in May 2006. Mr. Giles was previously employed with Linens Holding Co. (formerly Linens N Things) for 15 years, where he served as Chief Financial Officer from October 1997 to April 2006, Executive Vice President from May 2003 to April 2006, and as its Principal Accounting Officer until April 2006. Mr. Giles is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs. Mr. Giles currently sits on the Board of Directors for Youth Villages and The AutoZone Liberty Bowl.

Director since 2013	Director Qualifications
Age: 60 Board Committees: Audit and Compensation Other Public Company Boards: None

Mr. Giles brings more than 30 years of financial proficiency and business leadership in the retail products industry and skills as chief financial officer of a public company. He provides unique insights into the strategic, governance and financial issues facing public companies in the retail industry.

6 Brinker International • 2019 Notice & Proxy	Making People Feel Special

∎ James C. Katzman

Mr. Katzman is a retired Partner of Goldman Sachs, a multinational investment bank, having served in that role from December 2004 to March 2015. Prior to being appointed Partner, Mr. Katzman served as a Managing Director from December 2000 to November 2004. Mr. Katzman currently sits on the boards of The Hershey Company, the Hershey Trust Company, Milton Hershey School, San Francisco Ballet, and Boys & Girls Clubs of Metro Phoenix. He also serves on the Advisory Board of the Program for Financial Studies at Columbia Business School and the President’s Leadership Council of Dartmouth College.

Director since 2018	Director Qualifications
Age: 52 Board Committees: Audit and Governance & Nominating Other Public Company Boards: The Hershey Company

Mr. Katzman brings extensive experience in the multinational investment banking industry. He also provides valuable knowledge of complex corporate financial matters, merger transactions and risk management oversight, as well as experience in public company board service.

∎ George R. Mrkonic

Mr. Mrkonic is the Non-Executive Chairman of MARU Group, a cloud-based customer insight market research firm based in London and Toronto, since January 2016. Previously he served as the Non-Executive Chairman of Paperchase Products Limited, London, UK , a stationary and gift wrap retailer, from 2005 to 2017, and as President of Borders Group, Inc. from December 1994 until January 1997, and Vice Chairman of Borders Group, Inc. from December 1994 until January 2002. Mr. Mrkonic currently serves on the Board of Directors for AutoZone, Inc. and Ulta Salon, Cosmetics & Fragrance, Inc.

Director since 2003	Director Qualifications
Age: 67 Board Committees: Compensation and Governance & Nominating Other Public Company Boards: AutoZone, Inc. and Ulta Salon, Cosmetics & Fragrance, Inc.

Mr. Mrkonic brings his 30-plus years of experience in the retail industry, as well as his knowledge and skills as a senior executive and director of large public companies. He provides a broad understanding of the complex strategic, governance and financial issues facing large multinational public companies in the current economic environment.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 7

∎ Prashant N. Ranade

Mr. Ranade is a mentor for leaders at Atos Syntel, having served in this role since October 2018. Mr. Ranade was formerly the Co-Chairman of the board for Syntel, Inc. (now Atos Syntel) from November 2016 to October 2018, after serving as Executive Vice Chairman from April 2014, and as CEO and President from February 2010 to April 2014. Prior to working with Syntel, Mr. Ranade held several senior leadership roles with Siemens Logistics and Assembly Systems, Inc., Siemens Medical Solutions, Rockwell Automation and Dematic Corp. Mr. Ranade is a member of the National Association of Corporate Directors and served as an adjunct professor at Grand Valley State University.

Director since 2019	Director Qualifications
Age: 66 Board Committees: Audit and Governance & Nominating Other Public Company Boards: None

Mr. Ranade brings senior management and CEO experience in the automation/manufacturing, technology, healthcare and supply chain/logistics domains of global businesses. His experience enables him to provide strength in strategy, leadership development, sales and marketing and operations management.

∎ Wyman T. Roberts

Mr. Roberts is President and Chief Executive Officer of the Company, having been appointed to this position in January 2013, and is President of Chili’s Grill & Bar, having been appointed to this position in September 2018. Mr. Roberts previously served as President of Chili’s Grill & Bar from November 2009 to June 2016, and in various other executive roles from August 2005 to October 2009, including President of Maggiano’s Little Italy and Chief Marketing Officer. Mr. Roberts served as Executive Vice President and Chief Marketing Officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. Mr. Roberts was previously employed by Darden Restaurants, Inc. for 16 years where he reached the role of Executive Vice President, Marketing. Mr. Roberts currently sits on the Board of Directors of SP Plus Corporation.

Director since 2013	Director Qualifications
Age: 60 Board Committees: None Other Public Company Boards: SP Plus Corporation

Mr. Roberts brings over 35 years of hands-on experience in the casual dining and entertainment industries, serving in various senior leadership roles in both industries, as well as public company board experience. He provides knowledge and understanding of the restaurant industry, and the leadership ability to continue executing on the Company’s strategic vision.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

8 Brinker International • 2019 Notice & Proxy	Making People Feel Special

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed KPMG LLP as our independent registered public accounting firm for fiscal 2020. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions that you may have.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 26, 2019 and June 27, 2018 by our independent registered public accounting firm, KPMG LLP:

Fiscal Year	Annual Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2019	$952,000	$—	$159,546	$—
2018	$1,174,800	$76,000	$283,600	$—

(1)

For fiscal 2019, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting ($945,000) and the issuance of a consent for franchise disclosure documents ($7,000).

For fiscal 2018, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, and the audit of internal control over financial reporting ($1,169,300) and the issuance of a consent for franchise disclosure documents ($5,500).

(2)	For fiscal 2019, there were no audit-related fees.

For fiscal 2018, audit-related fees related to consultations on new accounting standards and the evaluation of technical accounting treatment of certain transactions.

(3)	For fiscal 2019, all tax fees were for review of income tax returns, sales tax returns and consultations regarding federal, state, local and international tax matters.

For fiscal 2018, all tax fees were for review of income tax returns, sales tax returns and consultations regarding federal, state, local and international tax matters.

(4)	For fiscal 2019, there were no other fees.

For fiscal 2018, there were no other fees.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•	to engage and terminate our independent registered public accounting firm;
•	to pre-approve their audit services and permitted non-audit services;
•	to approve all audit and non-audit fees; and
•	to set guidelines for permitted non-audit services and fees.

All of the fees for fiscal 2018 and 2019 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2019, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $100,000. In addition, if the fee for a particular item exceeded $40,000, Audit Committee approval was required.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 9

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), we are asking you to cast an advisory, non-binding vote to approve the compensation awarded or paid to our named executive officers as we have described it in the Executive Compensation section of this Proxy Statement.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee (the “Committee”) oversees our compensation program and the compensation awarded to our executive officers; adopts changes to the program; and awards compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program. These objectives include:

•	attracting and retaining top-level, talented leaders in a highly competitive environment;
•	rewarding increased shareholder returns and profitable growth; and
•	aligning pay to performance.

We are asking you to indicate your support for our named executive officer compensation as described in this Proxy Statement. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of the Company approve the compensation awarded to the Company’s named executive officers, as disclosed, pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, in the Compensation Discussion and Analysis section, the accompanying compensation tables and related narrative in this Proxy Statement for the Company’s 2019 Annual Meeting.

This advisory resolution is non-binding on the Board of Directors. Although non-binding, the Board and the Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer; it will not be binding on or overrule any decisions made by the Board of Directors or Committee; and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Board of Directors has adopted a policy of providing for annual advisory votes to approve executive compensation. Unless the Board of Directors modifies its policy, the next such advisory vote will occur at the Company’s 2020 annual meeting of shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

10 Brinker International • 2019 Notice & Proxy	Making People Feel Special

INFORMATION ABOUT THE BOARD OF DIRECTORS AND

GOVERNANCE OF THE COMPANY

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1. Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2. Each candidate shall have demonstrated integrity and ethics in both personal and professional settings and have established a record of professional accomplishment in their chosen field.

3. No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4. Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit their ability to do so.

5. In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

(a) Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b) Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c) Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences may include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas: finance, accounting, sales and marketing, organizational development, strategic planning, information technology and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant factor in any assessment of a candidate’s suitability.

Current Nominations

The Governance and Nominating Committee conducted an evaluation and assessment of all of the current directors, for purposes of determining whether to recommend them for nomination for re-election to the Board of Directors. After reviewing the assessment results, the Governance and Nominating Committee recommended to the Board that Messrs. Chidsey, DePinto, George, Giles, Katzman, Mrkonic, Ranade and Roberts and Mms. Davis and Edelman be nominated for election to the Board of Directors. The Board accepted the recommendations and nominated such persons. Mr. George subsequently decided not to stand for re-election. The Governance and Nominating Committee did not receive any recommendations from shareholders of candidates for election to the Board at the Annual Meeting.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 11

Director Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards, as well as the applicable requirements of the New York Stock Exchange (“NYSE”) and rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules. The Board will describe in this Proxy Statement the basis for determining whether any relationship is immaterial.

The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined in our Corporate Governance Guidelines and the requirements of the SEC and NYSE.

John W. Chidsey	Harriet Edelman	George R. Mrkonic
Cynthia (Cindy) L. Davis	William T. Giles	Prashant N. Ranade
Joseph M. DePinto	James C. Katzman

The Board previously determined each of the former directors Elaine L. Boltz, Gerardo I. Lopez and Jose Luis Prado and retiring director, Michael George, were independent in connection with the 2018 annual meeting of shareholders.

The only member of the Board who is not independent is Wyman T. Roberts. Mr. Roberts, as President and Chief Executive Officer (“CEO”) of the Company, is the only employee member of the Board. The Board has further determined that no material relationship exists between the Company and each non-employee director outside of their service as a member of the Board of Directors. In this Proxy Statement we may refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.”

Board Structure

Each director serves for a one-year term and is subject to re-election by you each year. Prior to recommending a director for nomination for re-election, the Governance and Nominating Committee considers many things, including:

•	the quality of past director service and attendance at Board of Directors and committee meetings;
•	whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;
•	input from other members of the Board of Directors concerning the performance of that director through the Board’s periodic peer review process;
•	the independence of the director; and
•	whether the director has met any age limits on continued service.

Board Committees

The charters for each of the committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: Corporate Secretary.

12 Brinker International • 2019 Notice & Proxy	Making People Feel Special

The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements of the NYSE and the SEC applicable to those committees.

Audit Committee

The role of the Audit Committee is described in the Report of the Audit Committee later in this Proxy Statement. The Board of Directors has determined that Mr. Giles and Mr. Chidsey are each an “audit committee financial expert” as such term is defined in the SEC’s Regulation S-K. Further, the Board of Directors has determined the members of the Audit Committee are “financially literate” as such term is defined by the NYSE and the Audit Committee satisfies the “financial management expertise” standard required by the NYSE.

Compensation Committee

A discussion of the specific nature of the Compensation Committee’s responsibilities and compensation philosophy as they relate to our executive officers is provided to you in the Compensation Discussion and Analysis and Report of the Compensation Committee later in this Proxy Statement.

Governance and Nominating Committee

The Governance and Nominating Committee performs the following functions:

•	recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;
•	oversees the orientation process for new Board members and continuing education for Board members;
•	recommends to the Board of Directors the nominees for election to the Board of Directors at the annual shareholders meeting;
•	reviews and recommends to the Board of Directors the compensation paid to non-management Board members;
•	reviews and recommends to the Board of Directors matters regarding CEO succession plans;
•	reviews and makes recommendations to the Board of Directors regarding the Corporate Governance Guidelines;
•	reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and
•	reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year’s review, the Governance and Nominating Committee delivered a report to the full Board of Directors, and the Board made its “independence” and “audit committee financial expert” determinations.

Board Member Meeting Attendance

During the fiscal year ended June 26, 2019, the Board of Directors held seven meetings. Each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. Also, all members of the Board of Directors serving as of the date of the Company’s 2018 annual meeting of shareholders attended such meeting, except that Mr. DePinto was not able to attend as a result of unusual circumstances. As set forth in our Corporate Governance Guidelines (http://investors.brinker.com/corporate-governance/highlights), directors are expected to attend the Annual Meeting absent unusual circumstances. Such attendance allows for direct interaction between our shareholders and the Board members.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 13

Chairman of the Board

The business and affairs of the Company are managed under the direction of the Board of Directors. Generally, it is management’s responsibility to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results, including both the performance of the Company and the performance of the Chief Executive Officer.

The roles of Chairman of the Board of Directors and CEO for the Company are separated. Mr. DePinto, who is an Independent Director, serves as Chairman of the Board. The Board believes that the current board leadership structure promotes the ability of the Board of Directors to exercise its oversight role over management by having a director who is not an officer or member of management serving in the role of Chairman of the Board, thus ensuring a continued significant role for independent directors in the leadership of the Company. This structure allows Mr. Roberts, as CEO, to focus his time and energy on leading and managing the Company’s business and operations. An independent Chairman of the Board also simplifies the Company’s corporate governance structure by allowing the Chairman of the Board to convene executive sessions with independent directors. The Chairman presides over all executive sessions. Any decision to change the structure in the future will be based on what the Board believes is the most effective and efficient structure for the Company.

The Chairman of the Board’s duties include:

•	creating and maintaining an effective working relationship with the CEO and management;
•	managing the relationship between the Board as a whole and the CEO and management;
•	providing significant advice, counsel and guidance to the CEO and management on strategic priorities and execution strategies;
•	facilitating discussions among the directors inside and outside the Board meetings;
•	driving practices and improvements on Board effectiveness and productivity;
•	briefing the CEO on issues raised in executive sessions;
•	presiding at all meetings of the Board of Directors;
•	in collaboration with committee chairs and the CEO, scheduling Board meetings, setting meeting agendas and strategic discussions, and providing review of pre-meeting materials delivered to directors;
•	overseeing annual Board and Board Committee evaluations, working with the Governance and Nominating Committee;
•	delivering the annual CEO evaluation;
•	overseeing all governance matters for the Board and shareholders;
•	being available for consultation and direct communication with major shareholders; and
•	carrying out other duties requested by the CEO and the Board as a whole.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks, including the Company’s enterprise risk management process that monitors and manages key business risks facing the Company. Throughout the fiscal year, the Board regularly reviews information regarding the Company’s strategic, financial and operational risks.

The Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices.

14 Brinker International • 2019 Notice & Proxy	Making People Feel Special

The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting, and internal control over financial reporting, as well as the effectiveness of the Company’s enterprise risk management process. The Audit Committee also:

•

oversees cyber security and data protection issues, receiving quarterly updates from the Company’s Chief Digital Officer and reviewing the findings of the Company’s annual risk assessment and penetration test;

•

assists the Board in its oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s registered public accounting firm, and the performance of the Company’s independent registered public accounting firm and internal audit function; and

•

reviews and discusses the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Governance and Nominating Committee oversees risks associated with the independence of the Board of Directors and the Company’s governance structure. It is also responsible to annually review the Company’s policies and programs relating to social responsibility and environmental sustainability matters, and makes recommendations to management with respect to such matters.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through updates provided at full Board meetings, attendance at committee meetings, and committee reports.

Directors’ Compensation

The Governance and Nominating Committee annually reviews and periodically benchmarks the Board’s compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. companies. The public companies in the proxy peer group used for the Board are also used for our named executive officers (“NEOs”) (identified in more detail in the Benchmarking section of the Compensation Discussion and Analysis of this Proxy Statement). For fiscal 2019, non-employee directors of the Company received the following compensation in addition to reimbursement for costs incurred in attending meetings of the Board:

Annual Retainer

•	Non-employee Chairman of the Board:

An annual retainer of $265,000 was granted in restricted stock units.

•	All other non-employee directors:

An annual retainer of $75,000 was paid or granted in a combination of cash or restricted stock units, as elected by each director.

Annual Grant (all non-employee directors, including Chairman)

•	An annual grant of restricted stock units at a target value of approximately $110,000 was made.

Restricted Stock Unit Distribution Timing

•

Each of the directors elected, prior to the grant, one of four distribution timing options for their restricted stock units: (i) four years after date of grant, (ii) upon the director’s departure from the

Making People Feel Special	Brinker International • 2019 Notice & Proxy 15

Board, (iii) one year following the director’s departure from the Board, or (iv) two years following the director’s departure from the Board. Directors also have the ability to defer receipt of restricted stock units that would otherwise be distributed for additional five-year period(s), provided they elect to defer receipt of those units at least 12 months before the previously-scheduled distribution date.

Each director, other than the Chairman of the Board, has a choice between cash and restricted stock units for the annual retainer, thus allowing each director to receive compensation in a manner that best fits individual needs. The Chairman of the Board is required to take at least 50% of his annual retainer in restricted stock units. Providing a combination of equity and cash provides incentive for our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year.

Equity grants have historically been made on the first business day of the calendar year following the annual shareholders meeting. Directors appointed after this date received a pro-rated grant following their appointment. For fiscal 2019, directors received restricted stock units for all of their equity compensation with variable distribution dates ranging from four years after grant to two years following departure from the Board (as described above). During the May 2, 2019 Board meeting, the decision was made to begin granting director equity awards in quarterly installments beginning with the appointment of Prashant Ranade.

Board Committee Retainers

Committee members receive the following supplementary annual retainer in light of their additional responsibilities:

•	Each member of the Audit Committee received $20,000 (paid in quarterly installments);
•	Each member of the Compensation Committee received $12,500 (paid in quarterly installments); and
•	Each member of the Governance and Nominating Committee received $10,000 (paid in quarterly installments).

Additionally, the Committee Chairs received a further supplementary retainer to compensate them for the additional Chair responsibilities as follows:

•	Chair of the Audit Committee received an annual retainer of $15,000;
•	Chair of the Compensation Committee received an annual retainer of $12,000; and
•	Chair of the Governance and Nominating Committee received an annual retainer of $10,000.

Directors are expected to attend the Board and their respective Committee meetings. No additional compensation was paid for attendance at these meetings.

The stock ownership guidelines applicable to our Directors are set forth in the Stock Ownership Guidelines table of this Proxy Statement.

16 Brinker International • 2019 Notice & Proxy	Making People Feel Special

Fiscal 2019 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Elaine Boltz(4)(5)	7,500	—	7,500
John W. Chidsey(4)(6)	56,250	82,480	138,730
Cindy L. Davis (4)(7)	75,000	109,973	184,973
Joseph M. DePinto(4)	132,500	242,460	374,960
Harriet Edelman(4)	115,000	109,960	224,960
Michael A. George(4)(8)	107,500	109,960	217,460
William T. Giles(4)	122,500	109,960	232,460
James C. Katzman(4)	97,500	109,960	207,460
Gerardo Lopez(4)(9)	7,500	—	7,500
George R. Mrkonic(4)	109,500	109,960	219,460
Jose Luis Prado(4)(10)	84,375	109,960	194,335
Prashant N. Ranade(4)(11)	18,750	27,501	46,251

(1)

Mr. Roberts is omitted from the Director Compensation Table because he does not receive additional compensation for serving on our Board. His compensation is reflected in the Summary Compensation Table of this Proxy Statement.

(2)

Reflects the aggregate dollar amount of all fees each director earned in fiscal 2019 (whether elected by the director to be paid in cash or in the form of equity) for service as a director, including annual retainer, committee retainers and committee chair fees, and meeting fees. Mr. DePinto, as Chairman of the Board, had the option to receive $132,500 of his annual retainer in cash or restricted stock units, while the other directors had the option to receive any portion of their $75,000 annual retainer in cash or restricted stock units.

(3)	Reflects the grant date fair value of restricted stock units granted to each director in fiscal 2019, as follows:

•	Each director (other than Ms. Davis, Mr. Chidsey, and Mr. Ranade) was granted 2,449 restricted stock units, representing the $110,000 annual grant.
•	Mr. DePinto, as Chairman of the Board, was also granted 2,951 restricted stock units, representing the $132,500 portion of his annual retainer required to be taken in restricted stock units.
•	Mr. Chidsey, Ms. Davis and Mr. Ranade received pro-rated grants in light of their mid-year appointments to the Board as described in footnotes 6, 7 and 11 below.

The grant date fair value of the restricted stock units granted to the directors is determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) and does not include any reduction in value for the possibility of forfeiture. For restricted stock units, dividends are accumulated and paid upon distribution.

(4)	None of our non-employee directors held any outstanding stock options or unvested equity awards at fiscal year-end given that all of our restricted stock units are non-forfeitable when granted.
(5)	Ms. Boltz left the Board of Directors at the end of her term on November 14, 2018.
(6)

Mr. Chidsey joined the Board of Directors on January 31, 2019. This mid-year appointment resulted in a prorated cash retainer in the amount of $56,250, paid in March of 2019. Mr. Chidsey also received a prorated stock grant of 1,890 restricted stock units in February of 2019.

(7)

Ms. Davis joined the Board of Directors on January 28, 2019. Due to her appointment prior to and participation in Board meetings on January 30-31, 2019, this appointment resulted in a normal cash retainer in the amount of $75,000, paid in March of 2019. Ms. Davis also received a stock grant of 2,520 restricted stock units in February of 2019.

(8)	Mr. George is leaving the Board of Directors at the end of his current term on November 20, 2019.
(9)	Mr. Lopez retired from the Board of Directors on July 23, 2018.
(10)	Mr. Prado resigned from the Board of Directors on March 31, 2019.
(11)

Mr. Ranade joined the Board of Directors on April 29, 2019. This mid-year appointment resulted in a prorated cash retainer in the amount of $18,750, paid in June of 2019. Mr. Ranade also received a prorated stock grant of 654 restricted stock units in May of 2019.

Board Assessments

Our Board conducts an annual evaluation of itself and its committees to determine the Board’s effectiveness and to identify ways in which to enhance effectiveness. Additionally, the Board conducts periodic evaluations of each of its members. The Board utilizes the feedback and results from these

Making People Feel Special	Brinker International • 2019 Notice & Proxy 17

evaluations to determine the need for board refreshment, and the Governance and Nominating Committee utilizes the evaluation process as part of its determination of nominees recommended for election by shareholders at our Annual Meeting.

Internal Process of Identifying Candidates

The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition and capabilities of serving directors, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating Committee interviews, and may have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, résumés, information provided by other contacts, and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nominations By Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information, and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company’s 2020 annual meeting of shareholders, your notice to the Secretary of the Company must be delivered or mailed to and received at our principal executive office no later than June 6, 2020. Any such recommendations received by the Secretary will be presented to the Governance and Nominating Committee for consideration. Suitable candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Governance and Nominating Committee and, if approved by the Board of Directors, will be included in our recommended slate of director nominees in our Proxy Statement.

Code of Conduct

Our Brinker International Code of Conduct—Making People Feel Special applies to all our team members. We also have a Code of Conduct for the Board of Directors. Both of these codes are reviewed by the Governance and Nominating Committee annually and revised as appropriate. You may obtain a copy of either Code free of charge in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights) or by written request directed to us at 3000 Olympus Blvd., Dallas, Texas 75019, Attention: General Counsel.

18 Brinker International • 2019 Notice & Proxy	Making People Feel Special

Communications with the Board of Directors

If you or any other interested party wishes to communicate with the Board of Directors as a group or with an individual director, you or the interested party may direct such communications to the intended recipient in care of the General Counsel, 3000 Olympus Blvd., Dallas, Texas 75019. The communication must be clearly addressed to the specific group or director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 19

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Wade R. Allen
Brinker Team Member since: 2014 Age: 42 Restaurant Industry Experience: 5 yrs.

Mr. Allen is Senior Vice President and Chief Digital Officer, having been appointed to this position in January 2018. Mr. Allen previously served as Vice President of Digital Guest Experience and Analytics from February 2014 to January 2018. Prior to joining Brinker, Mr. Allen served as President of CouponFactory, a wholly-owned subsidiary of Rockfish Interactive, a digital advertising and marketing agency, while also serving as Vice President of Retail for Rockfish Interactive from November 2010 to February 2014.

Richard A. Badgley
Brinker Team Member since: 2016 Age: 51 Restaurant Industry Experience: 18 yrs.

Mr. Badgley is Executive Vice President and Chief Administrative Officer, having been appointed to this position in July 2019, after previously serving as Senior Vice President and Chief Administrative Officer since December 2018 and Senior Vice President and Chief People Officer from July 2016 to December 2018. Mr. Badgley was previously with TOMS Shoes, LLC, a designer and manufacturer of shoes and apparel, where he served as Vice President of Retail and Talent Management from July 2013 to July 2016. Mr. Badgley also served as Vice President of Learning and Development and Vice President of Global Staffing for Starbucks Corporation from April 2011 to June 2013 and Vice President of Selection and Staffing for Wyndham Worldwide from 2006 to 2011.

Kelly C. Baltes
Brinker Team Member since: 2018 Age: 54 Restaurant Industry Experience: 31 yrs.

Mr. Baltes is Executive Vice President and President of Maggiano’s Little Italy, having been appointed to this position in July 2018. Mr. Baltes was previously with Good Smoke Holdings, LLC, a barbecue-focused restaurant company, where he served as Chief Executive Officer from September 2014 to July 2016. Mr. Baltes also served as Chairman and Chief Executive Officer for Cheddar’s Scratch Kitchen from August 2007 to February 2015, in various executive roles with Darden Restaurants, Inc. from 2000 to 2007, and with Uno Restaurant Corporation from 1994 to 2000.

Douglas N. Comings
Brinker Team Member since: 1994 Age: 46 Restaurant Industry Experience: 25 yrs.

Mr. Comings is Senior Vice President and Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in July 2016 after previously serving as Regional Vice President—Central Region and Franchise for Chili’s Grill & Bar from January 2016 to July 2016, Vice President of Domestic Franchise Operations for Chili’s Grill and Bar from June 2013 to June 2016, and Regional Director for Chili’s Grill & Bar from December 2010 to June 2013. Mr. Comings also served in various other roles for Chili’s Grill & Bar from October 1994 to December 2010.

20 Brinker International • 2019 Notice & Proxy	Making People Feel Special

Eleanor B. Doty
Brinker Team Member since: 2017 Age: 40 Restaurant Industry Experience: 15 yrs.

Ms. Doty is Senior Vice President and Chief Marketing Officer for Chili’s Grill & Bar, having been appointed to this position in September 2019 after having previously served as Senior Vice President of Marketing for Chili’s Grill & Bar from December 2018 to September 2019, and Vice President of Menu Excellence and Innovation for Chili’s Grill & Bar from June 2017 to December 2018. Ms. Doty previously served as Director of Marketing for Yum!, KFC US from September 2016 to June 2017, Chief Marketing Officer for Yum!, KFC Canada from May 2015 to September 2016 and Director of Marketing for Yum!, KFC Global from January 2013 to May 2015.

Charles A. Lousignont
Brinker Team Member since: 2014 Age: 60 Restaurant Industry Experience: 42 yrs.

Mr. Lousignont is Senior Vice President and Chief Supply Chain Officer, having been appointed to this position in December 2018, after previously serving as Senior Vice President of Supply Chain Management from November 2014 to December 2018. Mr. Lousignont previously served as Chief Procurement Officer for P.F. Chang’s China Bistro from March 2013 to October 2014 and as Vice President of Supply Chain Management for Aramark from August 2009 to February 2013. Mr. Lousignont also held various positions with Centralized Supply Chain Services, LLC, Fazoli’s Restaurant Management, LLC, and Long John Silvers from 1991 to 2009. Mr. Lousignont has been Chairman for the National Restaurant Association Supply Chain Study Group since 2018 after serving as a Director from 2012 to 2018.

Steve D. Provost
Brinker Team Member since: 2009 Age: 59 Restaurant Industry Experience: 28 Yrs.

Mr. Provost is Executive Vice President and Chief Concept Officer for Chili’s Grill & Bar, having been appointed to this position in December 2018, after previously serving as Executive Vice President and Chief Marketing and Innovation Officer from March 2017 to December 2018. Mr. Provost also previously served as Senior Vice President and President of Maggiano’s Little Italy from November 2009 to March 2017, and Senior Vice President of Marketing and Brand Strategy for Maggiano’s from April 2009 to November 2009. Mr. Provost served as Chief Marketing Officer and Executive Vice President of Quizno’s Master, LLC from 2007 to 2009. Mr. Provost also served in various roles with Yum! Brands, Inc. from 1991 to 2007, including Head Coach, Southeast Region for the KFC brand, Chief Marketing and Innovation Officer for the Long John Silver’s and A&W brands, and Senior Vice President of Franchise and Vice President of Marketing for Kentucky Fried Chicken.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 21

Joseph G. Taylor
Brinker Team Member since: 1999 Age: 60 Restaurant Industry Experience: 20 yrs.

Mr. Taylor is Executive Vice President and Chief Financial Officer, having been appointed to this position in June 2019, after having previously served as Senior Vice President and Chief Financial Officer since August 2017. Mr. Taylor also served as Interim Chief Financial Officer, Treasurer and Vice President of Investor relations from April 2017 to August 2017, Treasurer and Vice President of Investor Relations from June 2016 to April 2017, and in various other roles from December 1999 to June 2016, including oversight for government relations and corporate communications. Previously, Mr. Taylor spent 18 years in the banking industry in several client-related and corporate finance positions. Mr. Taylor currently serves on the Board of the National Restaurant Association and as a Trustee of the National Restaurant Association Educational Foundation.

22 Brinker International • 2019 Notice & Proxy	Making People Feel Special

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are structured to reinforce our strategies and company culture—to be a premier and progressive company with a balanced approach towards growing sales, increasing profits, bringing back guests and engaging team members. Our strategies and culture are intended to differentiate our brands from the competition, reduce the costs associated with managing our restaurants and establish a strong presence for our brands in key markets around the world.

Our fiscal 2019 compensation programs were designed to grow sales and profits while improving the guest experience. Our annual bonus program for the CEO, CFO, Chief Concept Officer (“CCO”) and Chief Administrative Officer (“CAO”) (the “Brinker Profit Sharing Plan”) provided incentives based on adjusted net income (“Adjusted Net Income”), comparable same-restaurant sales (“Comp Sales”) and guest feedback scores on food quality at Chili’s Grill & Bar (“Food Great”). Equity awards granted under our performance share plan for these same NEOs (the “Brinker Performance Share Plan”) are earned based on our compound annual growth rate (“CAGR”) in adjusted earnings per share (“EPS”). For the President of Maggiano’s, our annual bonus program (the “Maggiano’s Profit Sharing Plan”) provided incentives based on Maggiano’s adjusted profit before taxes (“Maggiano’s PBT”), Maggiano’s Comp Sales and Maggiano’s guest scores. Equity awards granted under our performance share plan for the President of Maggiano’s (the “Maggiano’s Performance Share Plan”) are earned based on Maggiano’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Maggiano’s Comp Sales.

During the year, we delivered high-quality, craveable food and drinks at a compelling everyday value while maintaining our focus on our core equities of burgers, ribs, fajitas and margaritas. Our efforts included making our successful 3 for $10 offering a feature of our menu and continuing our $5.00 margarita of the month platform. We also looked to improve our guest experience by emphasizing hospitality, improving systems and standards for consistency across operations, and reimaging more than 200 restaurants. We expanded the Chili’s brand domestically through four new Company-owned restaurants and four new franchise-operated restaurants in strategically desirable markets. We also expanded internationally through our franchise partners opening 18 Chili’s restaurants around the world, including our first restaurant in China. Our first franchised Maggiano’s location also opened at Dallas-Fort Worth International Airport. In the fourth quarter of the year, we partnered with DoorDash to make delivery of Chili’s and Maggiano’s food convenient to our guests from most company-owned restaurants. We remain competitive with our value offerings at both lunch and dinner and are committed to offering consistent, quality products at a compelling every day value. We will continue to seek opportunities to reinforce value, improve the guest experience, leverage our DoorDash partnership, and create interest in our brands with new and varied offerings to further enhance sales and drive incremental traffic.

Our progress this year enabled us to deliver against our goals with actual Adjusted Net Income for the Brinker Profit Sharing Plan of $174.3 million, Food Great scores above target, and Comp Sales achievement above target, resulting in a short-term incentive payout of 158.9% of target to our CEO, CFO, CCO and CAO. The President of Maggiano’s received a short-term incentive payout of 83.8% under the Maggiano’s Profit Sharing Plan.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 23

2019 Compensation Highlights

Following are some of the highlights of our fiscal 2019 executive compensation programs:

•

Base salary: Our CEO’s base salary remained unchanged during fiscal 2019, while our CFO, CCO and CAO received an average base salary increase of 2.5%, and the President of Maggiano’s starting salary remained unchanged.

•	Bonus: Payouts under the Profit Sharing Plans were above target payout for each of our NEOs other than the President of Maggiano’s who received a below target payout.

•	Performance Share Plan: Equity grants under our fiscal 2017—fiscal 2019 Performance Share Plan paid out at 87.9%.

Highlights of Our Compensation Programs

What We Do:		What We Do Not Do:
✓	Pay for performance	✗	Gross-Ups for Excise Taxes
✓	Annual Say-on-Pay Vote	✗	Reprice Stock Options
✓	Clawback Policy	✗	Fixed Term Employment Agreements
✓	Short- and Long-Term Incentives/Performance Metrics	✗	Allow Hedging/Pledging of Securities
✓	Independent Compensation Consultant	✗	Defined Benefit Pensions
✓	Stock Ownership Guidelines	✗	Dividend Payment on Unvested Equity Awards
✓	Limited Perquisites
✓	Double-Trigger Change in Control Provisions
✓	Mitigate Inappropriate Risk Taking
✓	Cap Cash Incentive Plan Payments

Compensation Philosophy

Our compensation programs are structured to reinforce our strategic principles—to be a premier and progressive company with a balanced approach towards growing sales, increasing profits, bringing back guests and engaging team members. Our programs also reflect the competitive environment in which we operate and align with a pay-for-performance philosophy. More specifically we:

•	Use variable compensation plans to make up the majority of potential total compensation, placing significant amounts of compensation “at risk;”
•

Establish incentive plan payout levels that provide an opportunity for participants to earn compensation above median levels when performance goals are exceeded and our stock price increases, and significantly reduce compensation when our financial performance is below expectations or our stock price decreases;

•	Utilize both cash and equity elements with varying time horizons and performance metrics to motivate and reward sustained performance that is aligned with shareholder interests;
•	Provide competitive levels of compensation to attract and retain the best qualified executive talent that will make a significant difference in our sustained success over the long-term;
•	Link our officers’ interests with the sustained performance of the Company by having executives satisfy stock ownership guidelines; and
•	Allow actual compensation to vary based on performance.

24 Brinker International • 2019 Notice & Proxy	Making People Feel Special

Structure and Role of the Compensation Committee

The Committee is comprised entirely of Independent Directors. The Board has also determined that each Committee member meets the qualifications as a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Committee is responsible for aligning our compensation programs with our compensation philosophy of rewarding performance. Specifically, the Committee reviews and approves any compensation decisions regarding our CEO and, with input from the CEO, the Executive Officers identified in this Proxy Statement (the “Executive Officers”). The CEO does not provide input on his own compensation. Further information about the duties of the Committee can be found in the Compensation Committee Charter, which is located on our website at http://investors.brinker.com/corporate-governance/highlights. To ensure the Committee is able to effectively carry out its responsibilities, it takes the following actions:

•	Retains an independent consultant (currently Pearl Meyer & Partners) (“Pearl Meyer”) to advise on executive compensation;
•

Benchmarks data, with the assistance of an independent third party, to determine competitive compensation levels based on a peer group that represents both restaurant companies and those companies with whom we compete for talent;

•	Approves the design and performance metrics used in our incentive plans;
•	Reviews annually detailed compensation tally sheets for the NEOs;
•	Submits recommendations on the CEO’s compensation to the full Board of Directors for approval and ratification;
•	Holds executive sessions (without our management present) at Committee meetings; and
•	Provides recommendations on compensation-related proposals to be considered at the Company’s annual meeting to the full Board of Directors for approval.

Say-on-Pay Feedback from Shareholders

At the annual meeting of shareholders in 2018, we submitted our executive compensation program for an advisory vote to you, our shareholders, and it received the support of over 96% of the total votes cast on the proposal. The Committee reviewed the results of the advisory vote while completing its annual review of each pay element and total compensation packages for our NEOs with respect to next fiscal year. As shareholder support for our current programs was strong, no changes were made based on the results of the advisory vote.

Pay for Performance

The Company’s compensation programs are aligned with our business initiatives and have been designed to pay commensurate with the level of performance generated. This philosophy is most evident in the mix of pay used to compensate our executives.

Our fiscal 2019 compensation packages for our CEO and other NEOs were heavily weighted towards variable compensation. The variable compensation awarded in fiscal 2019 included above target payment of an annual incentive under the Brinker Profit Sharing Plan, a below target payment under the Maggiano’s Profit Sharing Plan, and the economic value of stock options, restricted stock units (“RSUs”), performance RSUs (at target) and special performance-based stock options granted during the year.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 25

As the graphs below show, long term incentives constitute the largest portion of target total direct compensation for our CEO and other NEOs:

Roles of the Compensation Committee, Consultants and Management

The Committee is responsible for determining the compensation of the CEO and Executive Officers. All compensation recommendations are reviewed and approved by the Independent Directors of the full Board. The Committee utilizes three sources during their evaluation process: (1) Pearl Meyer, the Board’s independent consulting firm; (2) Meridian Compensation Partners, LLC (“Meridian”); and (3) management. The Committee annually reviews the performance of it’s consultants. The Committee has also affirmatively determined that Pearl Meyer and Meridian are “independent” and their respective engagements do not raise any conflicts of interest as required by the SEC and NYSE.

Pearl Meyer has been retained by and reports directly to the Committee. Pearl Meyer does not have any other consulting engagements with the Company. The Committee regularly asks Pearl Meyer to provide independent advice on current trends in compensation design, including compensation levels, the merits of particular forms of compensation, relative weighting of compensation elements and compensation best practices.

Meridian is also retained by the Committee and provides detailed benchmarking data based on our benchmarking peer group. Meridian does not have any other consulting engagements with the Company. Meridian generates an independent report that is utilized in determining compensation levels for the CEO and Executive Officers. A more detailed discussion of the benchmarking process is provided in the Benchmarking section below. Based on the benchmark data and individual performance, the CEO provides input and recommendations to the Committee in setting total compensation for the Executive Officers, excluding his own compensation. The Committee considers these data sources and applies its own independent judgment in establishing a total compensation program comprised of base salary, short-term incentives targeted as a percentage of base pay and long-term incentives, which aligns the interests of the executives with those of our shareholders.

Benchmarking

Meridian provides market data regarding base salary, short-term incentive targets, long-term incentive values and total compensation. The benchmarking proxy peer group is carefully selected based on

26 Brinker International • 2019 Notice & Proxy	Making People Feel Special

criteria including restaurant and brand product industries, operating structure, location and size. As of the time this peer group was selected, we were near the median in terms of revenue size as compared to our benchmarking proxy peer group. Proxy data from our benchmarking proxy peer group was blended with data from Meridian’s database, as well as data from other restaurant companies that participate in the Chain Restaurant Total Rewards Association (CRTRA) Compensation Survey, to provide us with benchmark information that we believe accurately reflects the market in which we compete for executive talent. The following table lists the companies used in fiscal 2019 as our benchmarking proxy peer group:

Benchmarking Proxy Peer Group

BJ’s Restaurants, Inc.	Chipotle Mexican Grill, Inc.	Red Robin Gourmet Burgers, Inc.
Bloomin’ Brands, Inc.	Darden Restaurants, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Dine Brands Global, Inc. (formerly DineEquity, Inc.)	Texas Roadhouse, Inc.
CBRL Group, Inc.	McDonalds Corporation	The Wendy’s Company
The Cheesecake Factory, Inc.	Panera Bread Company	Yum! Brands, Inc.

Meridian’s benchmark information was used to establish ranges for total compensation (base salary + short-term cash incentives + long-term equity incentives). We strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing our performance, as well as the individual’s performance, criticality, experience, and internal equity. There is no fixed percentage which determines the mix between cash and non-cash compensation, but compensation is significantly weighted towards variable compensation (short- and long-term). The table below shows the percentage of fixed versus variable compensation elements for 2019 targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the Named Executive Officers for Fiscal 2019

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation
Wyman T. Roberts	President and CEO	11%	89%
Joseph G. Taylor	EVP, CFO	38%	62%
Steve D. Provost	EVP, CCO	37%	63%
Kelly C. Baltes	EVP, President of Maggiano’s Little Italy	38%	62%
Richard A. Badgley	EVP, CAO	43%	57%

Fiscal 2019 Executive Compensation and Benefit Components

For the fiscal year ended June 26, 2019, the principal components of compensation and benefits for our NEOs were:

•	Base Salary
•	Short-Term Incentives
•	Long-Term Incentives
•	Retirement Benefits

Making People Feel Special	Brinker International • 2019 Notice & Proxy 27

•	Health and Welfare Benefits
•	Limited Perquisites

In the sections that follow we detail what each element of compensation is intended to reward and how each component of compensation is evaluated. It is important to note that, while each individual component is reviewed, all decisions are made in a total compensation context.

Base Salary

Base salaries provide our executives with a level of certainty about their compensation. Annually, we review base salaries during our benchmarking process. An individual’s base salary is dependent on the size and scope of the position, his or her experience and, most importantly, his or her performance.

For fiscal 2019, our CEO received no increase to his base salary. The CFO, CCO and CAO received a 2.5% merit increase on average, and the President of Maggiano’s starting salary remained unchanged since his hire date in July 2018.

Short-Term Incentives

Our Brinker Profit Sharing Plan is a cash-based annual incentive arrangement in which the CEO, CFO, CCO and CAO participate, together with all restaurant support center team members that do not work for the Maggiano’s brand. Our Maggiano’s Profit Sharing Plan is a cash-based annual incentive arrangement in which the President of Maggiano’s participates, together with restaurant support center team members that work for the Maggiano’s brand. These plans measure both financial performance and achievement of key performance indicators (“KPIs”).

•	At target, two-thirds of the award is based on financial performance and one-third of the award is based on KPIs.
•

The financial portion of the Brinker Profit Sharing Plan pays out based on actual Adjusted Net Income achieved versus target Adjusted Net Income. The Maggiano’s Profit Sharing Plan pays out based on actual Maggiano’s PBT versus target Maggiano’s PBT. These targets are established within the first quarter of our fiscal year by the Board and are designed to reinforce our focus on profitability and enhancement of long-term shareholder value.

•	KPIs are established during the first quarter of the fiscal year and align with our strategic goals. KPIs can include such items as comp sales, guest satisfaction or employee engagement.

The maximum award that any individual can receive is 200% of his or her individual short-term incentive target, but minimum thresholds must be achieved to earn any payout. The following table details the actual short-term incentive payout for fiscal 2019 versus targets set for the NEOs:

Fiscal 2019 Short-Term Incentive Payout versus Target

Name	Position	Short-Term Incentive Actual Payout for Fiscal 2019	Short-Term Incentive Target Payout for Fiscal 2019
Wyman T. Roberts	President and CEO	$1,882,591	$1,184,615
Joseph G. Taylor	EVP, CFO	$413,507	$260,198
Steve D. Provost	EVP, CCO	$515,688	$324,495
Kelly C. Baltes	EVP, President of Maggiano’s Little Italy	$295,225	$352,423
Richard A. Badgley	EVP, CAO	$336,892	$211,989

28 Brinker International • 2019 Notice & Proxy	Making People Feel Special

Fiscal 2019 Profit Sharing Plans

The CEO, CFO, CCO and CAO participate in the Brinker Profit Sharing Plan, and the President of Maggiano’s participates in the Maggiano’s Profit Sharing Plan. Each plan may be referred to as a “Profit Sharing Plan.”

Financial Measure (2/3 Weighting)

For fiscal 2019, the Committee established Adjusted Net Income and Maggiano’s PBT targets which were consistent with our long-term goal of annual growth. The Company’s income measures are calculated in accordance with generally accepted accounting principles (“GAAP”). Consistent with prior years, and as permitted under the terms of the relevant underlying plan documents, the Committee can make adjustments to the Company’s income measures in order to include or exclude specified items, for example, restructuring and impairment costs, as determined by the Committee in its sole discretion. During fiscal 2019 the Committee excluded from Adjusted Net Income gains from sale-leaseback transactions and sales of assets, in addition to expenses from restaurant impairment charges, remodel-related asset write-offs, and relocation of our principal executive office. For 2019, the actual Adjusted Net Income for the Brinker Profit Sharing Plan was $174.3 million compared to a target Adjusted Net Income for the Brinker Profit Sharing Plan of $161.8 million, resulting in above target (177.7%) achievement under the financial measure for the Brinker Profit Sharing Plan. For 2019, the actual Maggiano’s PBT for the Maggiano’s Profit Sharing Plan was $50.6 million compared to a target Maggiano’s PBT for the Maggiano’s Profit Sharing Plan of $53.4 million, resulting in a below target (74.4%) achievement under the financial measure for the Maggiano’s Profit Sharing Plan.

KPI Measure (1/3 Weighting)

For the Brinker Profit Sharing Plan, the KPI performance portion was based on two equally weighted KPIs: Guest Food Great scores and Comp Sales. The Company utilized the Food Great metric as a KPI due to the focus at Chili’s to improve food experience for guests. The performance goals for Food Great scores and Comp Sales achieved above target performance, which resulted in a 121.3% achievement under the KPI performance portion under the Brinker Profit Sharing Plan. The KPI performance portion for the Maggiano’s Profit Sharing Plan was based on two equally weighted KPIs: Guest Intent to Return scores and Comp Sales at Maggiano’s. The performance goal for Intent To Return scores achieved above target performance while the performance goal for Comp Sales achieved below target performance, resulting in a 102.5% achievement under the KPI performance portion for the Maggiano’s Profit Sharing Plan.

Payout

The resulting payout for NEOs except the President of Maggiano’s was 158.9% of target based upon the goal achievement listed above and calculated as such: (2/3 x 177.7% actual Adjusted Net Income achievement + 1/3 x 121.3% KPI achievement). The resulting payout for the President of Maggiano’s was 83.8% of target based upon the goal achievement listed above and calculated as such: (2/3 x 74.4% actual Maggiano’s PBT achievement + 1/3 x 102.5% KPI achievement).

Long-Term Incentives

For each of our NEOs other than the President of Maggiano’s, we grant a mix of stock options, performance shares and restricted stock units with the belief that meeting our long-term strategic goals will increase our stock price. Target long-term incentive values are determined by the Committee by analyzing benchmark data, performance, program cost and total compensation targets. Once the target value is established, the number of shares granted is based on delivering 50% of the value in

Making People Feel Special	Brinker International • 2019 Notice & Proxy 29

performance shares, 25% of the value in stock options and 25% of the value in restricted stock units. In his role as President of Maggiano’s, Mr. Baltes received 100% of his long-term incentive in the form of performance shares under the Maggiano’s Performance Share Plan, which are described further below. Our equity programs give officers a stake in the potential rewards provided to shareholders as a result of officers’ efforts.

All equity-based awards, including stock options, are generally granted on the last Thursday of each August. The number of shares granted each year fluctuates based on our stock price and other equity unit valuation methods (i.e., Black-Scholes for stock options). However, the grant date may be adjusted if the Committee anticipates the release of material nonpublic information.

Performance Shares

To balance out the volatility of stock options while still aligning participants with shareholder interests, we also grant performance shares. We target a certain value for each performance share grant. The number of performance shares granted is determined by the stock price at the date of grant, and is calculated using the formula of (A) targeted value of performance share grant divided by (B) the stock price at grant.

Performance shares granted in fiscal 2019 for all NEOs other than the President of Maggiano’s will be earned based on our CAGR in Adjusted EPS as compared to a targeted growth of 10.0% over a three-year measurement period. The Company’s Adjusted EPS will be calculated in accordance with the terms of the underlying plan document, which allows the Committee to make adjustments to the Company’s EPS calculated in accordance with GAAP in order to include or exclude specified items, for example, restructuring and impairment charges.

The target award (which is granted near the beginning of the measurement period) is adjusted by the payout percentage which ranges from 0% to 200% (see chart below). To earn 100% of a target award, the Company must achieve 10.0% CAGR in Adjusted EPS over the measurement period. To determine earned shares, the number of performance shares awarded will be multiplied by the distribution percentage corresponding to the Company’s CAGR at the end of the measurement period. The distribution percentage is determined using linear interpolation between 0.1% CAGR up to 20.0% CAGR (Ex. 15.1% CAGR = 151.0% earned share distribution), as demonstrated in the table below.

Company Adjusted EPS CAGR	Payout Percentage
<=0.00%	—%
1.00%	10.00%
10.00%	100.00%
19.00%	190.00%
>=20.00%	200.00%

Earned shares are further subject to continued employment through completion of the three-year performance period and are distributed shortly thereafter. Earned shares are not subject to further vesting requirements, although they may need to be retained to meet stock ownership guidelines (see discussion below).

Maggiano’s Performance Shares

To align the President of Maggiano’s to the business results of the Maggiano’s brand, the performance shares granted in fiscal 2019 to Mr. Baltes will be earned based on Maggiano’s Adjusted EBITDA as compared to a targeted Adjusted EBITDA over a three-year measurement period. The Committee set the targeted Adjusted EBITDA for the 2019 Maggiano’s Performance Share Plan at levels requiring

30 Brinker International • 2019 Notice & Proxy	Making People Feel Special

significant growth in EBITDA over the measurement period. Maggiano’s Adjusted EBITDA will be calculated in accordance with the terms of the Maggiano’s Performance Share Plan, which allows the Committee to make adjustments to the Maggiano’s Adjusted EBITDA in order to include or exclude specified items, for example, restructuring and impairment charges.

The target award is adjusted by the payout percentage which ranges from 0% to 220% (see charts below). To earn 100% of a target award, Maggiano’s must achieve the target Adjusted EBITDA at the end of the measurement period and Maggiano’s Comp Sales of 1.5% to 1.99%. To determine earned shares, the number of performance shares awarded will be multiplied by the distribution percentage corresponding to the Maggiano’s Adjusted EBITDA at the end of the measurement period. The distribution percentage is determined using linear interpolation between modeled Adjusted EBITDA achievement levels (Ex. $225,000 Adjusted EBITDA greater than the target Adjusted EBITDA = 110% Distribution Percentage), as demonstrated in the following table.

Maggiano’s Adjusted EBITDA	Distribution Percentage
$2,250,000 less than Target Adjusted EBITDA	—%
$1,000,000 less than Target Adjusted EBITDA	55.6%
Target Adjusted EBITDA	100%
$500,000 greater than Target Adjusted EBITDA	122.2%
>=$2,250,000 greater than Target Adjusted EBITDA	200%

The number of shares earned as determined by Adjusted EBITDA above will be further modified by multiplying the earned shares by the Achieved Shared Modifier that corresponds to the Comp Sales achieved by Maggiano’s for the last fiscal year of the Measurement Period as demonstrated in the table below.

Maggiano’s Comp Sales	Achieved Share Modifier
>=2.50%	1.10
2.00% -2.49%	1.05
1.50 -1.99%	1.00
1.00 -1.49%	0.95
<1.00%	0.90

Earned shares are further subject to continued employment through completion of the three-year performance period and are distributed shortly thereafter. Earned shares are not subject to further vesting requirements, although they may need to be retained to meet stock ownership guidelines (see discussion below).

Stock Options

Stock options are intended to motivate participants to increase our stock price as they only have value if the market price of our stock increases over the closing price of our common stock on the date of grant. The actual value realized from stock options is dependent on both the increase in our stock price and each participant’s decision on when to exercise. Our stock options vest 25% per year over four years and have a term of eight years. We target a certain value for each stock option grant. The number of stock options granted is determined by the option fair value at the date of grant, and is calculated using the formula of (A) targeted value of stock option grant divided by (B) the grant date fair value as determined by the Black-Scholes valuation method.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 31

Restricted Stock Units

Restricted stock units are intended to align participants to increase our stock price while acting as a retention tool, with shares only vesting with continued employment for three years. The number of units granted is determined by the stock price at the date of grant, and is calculated using the formula of (A) the targeted value of the restricted stock unit grant divided by (B) the stock price at grant.

Career Equity

Career Equity was a restricted stock unit program that worked as a retention device since the shares only vest upon retirement (detailed information concerning our retirement provisions can be found below in the paragraph titled Retirement Definitions and Payouts). The program was discontinued after fiscal 2016, but some NEOs still have outstanding unvested restricted stock units related to this program.

Retention Awards

Retention Awards are grants of restricted stock units designed as a retention tool, with shares only vesting with continued employment for either three- or five-year cliff-vesting horizons. The number of units granted is determined by the stock price at the date of grant, and is calculated using the formula of (A) the targeted value of the restricted stock unit grant divided by (B) the stock price at grant.

Performance-Based Options

Executive Special Equity Awards (“Performance-Based Options”) were approved in fiscal 2018 and fiscal 2019 by the Committee to incentivize a select group including Mr. Roberts and Mr. Provost to continue leading the Company during a transformative period in the industry and to further align their compensation with Company performance and increases in shareholder value. All or a portion of the Performance-Based Options may vest in accordance with the following terms and conditions, subject to continued employment through the applicable vesting date:

(i) One-half of the Performance-Based Options will vest at the end of fiscal 2021 if the Company achieves EPS (as defined in the Performance-Based Options Award Agreement) equal to or greater than the target of $4.86 (the “2021 EPS Performance Condition”) for the Company’s 2021 fiscal year. The original target was $4.40 and subsequent to the grant the Committee adjusted the 2021 EPS Performance Condition to neutralize the impact of a decreased corporate tax rate related to the Tax Cut and Jobs Act.

(ii) One-half of the Performance-Based Options will vest at the end of the fiscal 2022 if the Company achieves the target of EPS equal to or greater than $5.54 for the Company’s 2022 fiscal year (the “2022 EPS Performance Condition”). In the event that the 2021 EPS Performance Condition is not met in the Company’s 2021 fiscal year, then all of the Performance-Based Options will vest at the end of the 2022 fiscal year of the Company if the 2022 EPS Performance Condition is satisfied during the Company’s 2022 fiscal year. The original target was $5.00 and subsequent to the grant the Committee adjusted the 2022 EPS Performance Condition to neutralize the impact of a decreased corporate tax rate related to the Tax Cut and Jobs Act.

If the Performance-Based Options vest, they must be exercised on or before August 31, 2025. The Performance-Based Options also accelerate following certain specified terminations of employment, including in connection with a change of control, death and disability. The Performance-Based Options do not provide for acceleration of vesting for early or normal retirement.

As previously disclosed, in August of 2017, the Company granted 500,000 Performance-Based Options to Mr. Roberts, which, when coupled with other stock option grants made at the same time,

32 Brinker International • 2019 Notice & Proxy	Making People Feel Special

exceeded the maximum number of options that could be granted to any single individual under our Stock Option and Incentive Plan. We therefore determined, and Mr. Roberts acknowledged, on October 1, 2018 that 203,347 of such Performance-Based Options were void and canceled. As of such date, the voided Performance-Based Options had a fair value of approximately $3.2 million. The Committee reaffirmed that the Performance-Based Options, including the voided portion, were an integral part of Mr. Roberts’ fiscal 2018 compensation package and were aligned with the interests of the Company’s shareholders. Therefore, in order to satisfy the original intent with respect to Mr. Roberts’ compensation and taking into account the interests of the Company’s shareholders, the Committee granted Mr. Roberts a number of Performance-Based Options on November 1, 2018 having a grant date fair value equal to the voided options’ fair value on October 1, 2018. Such Performance-Based Options are conditioned on achievement of the same performance targets and vest on the same schedule outlined above and are reported as 2019 compensation as required under SEC disclosure requirements in the Summary Compensation Table and Grants of Plan-Based Awards Table below.

Equity Compensation Plan Information

The following table summarizes, as of June 26, 2019, the equity compensation plans under which we may issue shares of stock to our officers and team members under the Stock Option and Incentive Plan (“1998 Plan”) and to directors under the 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants (“1999 Plan”):

	(a)		(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Plan Category	(#)		($)(1)	(#)
Equity compensation plans approved by security holders	3,449,174	(2)	41.33	3,220,395	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	3,449,174		41.33	3,220,395

(1)	The amounts shown in this column relate only to options exercisable for common shares.
(2)	The amount shown includes 987,504 shares issuable in respect of restricted stock units and performance shares (assuming target achievement of applicable performance metrics).
(3)	The amount shown includes 3,085,765 shares available for issuance under the 1998 Plan and 134,630 shares available for issuance under the 1999 Plan.

Stock Ownership Guidelines

We have stock ownership guidelines for members of our Board of Directors and our senior vice presidents and above, including the NEOs. Stock ownership aligns the interests of these officers and directors with shareholders and promotes good corporate citizenship. Guidelines are reviewed annually by the Board of Directors, including a comparison of market prevalence and guideline designs.

The guidelines for all senior vice presidents and above, including all of our NEOs, define stock ownership to include the value of any shares currently owned; vested, in-the-money stock options (which are valued based on the “in the money” value of the stock option); the value of any unvested

Making People Feel Special	Brinker International • 2019 Notice & Proxy 33

restricted stock or restricted stock units; and the value of one-third of any unvested performance shares. We include the value of one-third of the unvested performance shares because on average it is expected that at least one-third of the shares will vest over multiple performance cycles.

The guidelines for our directors define stock ownership to include the value of any shares currently owned and the value of unvested restricted stock or restricted stock units.

The guidelines are based on a multiple of base salary (annual retainer in the case of the Board) which is used to calculate the desired value of holdings by position and are as follows:

Stock Ownership Guidelines

Position	Multiplier
Board Member	5X
CEO	6X
EVP or Brand President	4X
SVP	3X

Executive Officers, including the NEOs subject to the guidelines, have five years to accumulate the necessary shares. The five-year period begins on the date the officer is promoted to the applicable position. If, however, such officer was not previously an employee of the Company, then the officer will be provided six years to meet the guideline. Should any officers be below the guidelines after being in the program for five years (or six, as applicable), they may receive half of any short-term incentives in shares until the guidelines are met. Directors have four years to accumulate the necessary shares. Currently, all officers and directors are in compliance with the guidelines or have additional time to meet the guidelines pursuant to the standards described in this paragraph.

The Company has a written insider trading policy that, among other things, prohibits its directors, officers and all employees from engaging in short-sale transactions of Company securities, pledging Company securities, placing Company securities in margin accounts, or engaging in hedging transactions, including trading in any derivative security relating to Company securities. You may obtain a copy of the Policy Governing the Improper Use of Material Nonpublic Information and Trading in Brinker’s Securities in the Corporate Governance section of our website (http://investors.brinker.com/corporate-governance/highlights).

Retirement Benefits

Savings Plans

Our 401(k) Plan and Deferred Income Plan (“Deferred Plan”) are designed to provide the Company’s team members with competitive tax-deferred long-term savings vehicles. The 401(k) Plan is a qualified 401(k) Plan and the Deferred Plan is a non-qualified deferred compensation plan.

401(k) Plan

All of our team members, including those who may be classified as highly compensated by the IRS, who have attained the age of 21 and completed both one year and 1,000 hours of service with the Company are eligible to participate in the 401(k) Plan. We currently match 100% of each participant’s contribution for the first 3% of the participant’s base salary and bonus and 50% for the next 2% of the participant’s base salary and bonus up to the IRS limits. All Company contributions vest immediately.

Deferred Plan

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the NEOs; however, none of our NEOs currently participate in the Deferred Plan.

34 Brinker International • 2019 Notice & Proxy	Making People Feel Special

Retiree Medical Benefits

Select officers, including the NEOs, are eligible to receive retiree medical insurance from us if they meet our definition of retirement (described below in the section entitled Retirement Definitions and Payouts). This fully insured policy is paid for by both the retiree and the Company. The cost split between the retiree and the Company mimics that of the cost split for our active employees and their medical benefits. Currently, that percentage is approximately 70% of the cost paid by the Company and 30% of the cost paid by the participant. Participants are eligible to receive this coverage until age 65.

Health and Welfare Benefits

All of our salaried employees are eligible for health and welfare benefits, including the NEOs. Our salaried employees, including the NEOs, also receive term life insurance, short-term disability and long-term disability. The level of Company-provided coverage for the senior vice presidents and above, including the NEOs, is provided at a higher level than is provided for other employees for some Company-provided benefits. We have provided detailed information in the chart below for the NEOs.

Company-Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care
Benefit	Up to 4× Salary, max. $3.5M benefit	2× Salary up to $1M	70% Wage Replacement up to $30K per month	$201 daily benefit amount

Limited Perquisites

We provide our officers, including the NEOs, with perquisites that are generally intended to promote their well-being and efficiency. The Committee reviews the perquisites during our annual benchmarking process for reasonableness and consistency with competitive practice. We currently provide our officers (including the NEOs, with the exception of the CEO) with the following perquisites:

•	Car allowance
•	Financial planning allowance
•	Dining card
•	Annual executive physical
•	Mobile communication allowance
•	Health club reimbursement

The CEO receives only a dining card, an annual executive physical and a mobile communication allowance.

We do not own or lease any aircraft for the benefit of management. Providing perquisites separately and not rolling them into base salary ensures those dollars are not included in our calculations for benefits such as life insurance, or other programs that use base salary in their calculation such as the Profit Sharing Plans and our 401(k) Plan.

Tax Implications

As one of the factors in the review of compensation matters, the Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for the CEO and other NEOs depends upon the timing of the vesting or exercise of previously granted rights. Prior to the 2017 Tax Cuts and Jobs Act, compensation that satisfied conditions set forth under Section 162(m) of the Internal Revenue Code to qualify as “performance-based compensation” was not subject to a

Making People Feel Special	Brinker International • 2019 Notice & Proxy 35

$1 million limit on deductibility, and the limit did not apply to compensation paid to the CFO. The 2017 Tax Cuts and Jobs Act eliminated the performance-based compensation exception and additionally applies the limit to the CFO and certain former executive officers. However, it provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017, and which is not materially modified after that date. With the elimination of the exemption for performance-based compensation, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our CEO, CFO and our other NEOs covered by the new tax law, other than previously granted awards that comply with the transition rules. We monitor the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying executive compensation for deductibility. Notwithstanding the repeal of the exemption for “performance-based compensation,” the Committee intends to maintain its commitment to structuring the Company’s executive compensation programs in a manner designed to align pay with performance.

Recoupment Provisions

Our individual plan documents and our grant agreements contain language stating that if the Board of Directors determines any fraud, negligence or intentional misconduct by an officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. Further, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 36 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 36 months.

Consideration of Prior Amounts Realized

In furtherance of the Company’s philosophy of rewarding executives for future superior performance, prior stock compensation gains (or the lack thereof) are not considered in setting future compensation levels.

36 Brinker International • 2019 Notice & Proxy	Making People Feel Special

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

GEORGE R. MRKONIC (Chair)

JOHN W. CHIDSEY

CINDY L. DAVIS

MICHAEL A. GEORGE

WILLIAM T. GILES

Compensation Policies and Practices As They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all team members, including officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the Company has appropriate safeguards in place with respect to the compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our officers and team members. These safeguards include: managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; maintaining stock ownership guidelines for our executive officers; and maintain no employment agreements. Furthermore, the Committee retains its own independent compensation consultants to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles and pay opportunity levels.

In fiscal 2019, the Committee reviewed the concept of risk as it relates to our compensation programs and determined that our programs do not encourage excessive or inappropriate risk. In reaching this conclusion, the Committee noted that long-term incentives are predominately equity-based and tied to shareholder returns, market comparisons are used, ownership guidelines are applied, and the majority of variable pay is tied to Company performance.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 37

FISCAL 2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Wyman T. Roberts	2019	1,000,000		2,849,959	4,156,227	(5)	1,882,591	65,135	9,953,912	(5)
President & CEO	2018	1,000,000	—	2,553,223	2,221,460		985,710	58,336	6,818,729
	2017	1,000,000	—	1,699,986	1,700,002		638,235	64,095	5,102,318

Joseph G. Taylor	2019	433,663		337,480	112,492		413,507	34,234	1,331,376
EVP & CFO	2018	402,941	65,000	340,693	112,227		206,851	31,464	1,159,176
	2017	282,720	—	58,785	58,797		57,818	15,341	473,461

Steve D. Provost	2019	499,223		408,747	136,245		515,688	61,854	1,621,757
EVP & CCO	2018	486,674	—	411,968	598,921		283,471	60,863	1,841,897
Chili’s Grill & Bar	2017	459,151	—	872,461	272,497		174,383	57,054	1,835,546

Kelly C. Baltes(6)	2019	503,462		503,344	—		295,225	45,646	1,347,677
EVP & President
Maggiano’s

Richard A. Badgley	2019	353,314		187,445	62,497		336,892	38,204	978,352
EVP & CAO	2018	344,221	—	490,674	62,346		185,074	36,615	1,118,930
	2017	315,673	125,000	124,959	124,996		110,669	32,135	833,432

(1)	The amounts shown represent all salary received during the applicable fiscal year. Our salaries are paid on a bi-weekly basis.
(2)

The amounts shown represent the fair market value on the grant date of equity granted to the NEOs in the applicable fiscal year as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 12 to our Consolidated Financial Statements filed as exhibit 13 to our Form 10-K for the fiscal year ended June 26, 2019. These amounts do not include any reduction in the value for the possibility of forfeiture. These amounts for Messrs. Roberts, Taylor, Provost, and Badgley include grant date fair values for the fiscal 2019 performance shares at target payout based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential value of these performance shares is 200% of target. For fiscal 2019, Mr. Roberts’ target grant date fair value for such performance shares is $1,899,987 and the maximum value would be $3,799,974, Mr. Taylor’s target grant date fair value is $224,987 and the maximum value would be $449,973, Mr. Provost’s target grant date fair value is $272,498 and the maximum value would be $544,996, Mr. Badgley’s target grant date fair value is $124,978 and maximum value would be $249,956. For Mr. Baltes, these amounts include grant date fair value for the fiscal 2019 Maggiano’s performance shares at target payout based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential value of these performance shares is 220% of target. For fiscal 2019, Mr. Baltes’ target grant date fair value is $503,344 and the maximum value would be $1,107,356.

(3)

The amounts shown were earned under the applicable Profit Sharing Plan. Details about the plans can be found in the Compensation Discussion and Analysis under the section titled Short-Term Incentives of this Proxy Statement.

(4)

The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, dining discount, financial planning, health club reimbursement, annual executive physical, mobile communication allowance, life insurance, executive retiree medical insurance, long-term care insurance, and company matching contributions to the qualified 401(k) Plan, which are listed in the following table:

	All Other Compensation Included in the Summary Compensation Table for Fiscal 2019
Name	Company Matching Contributions to the 401(k) Plan ($)	Car Allowance ($)	Company Provided Life, Retiree Medical, and Long Term Care Insurance Premiums ($)(b)	Other Compensation ($)(c)	Total All Other Compensation ($)
Wyman T. Roberts(a)	11,200	—	45,318	8,617	65,135
Joseph G. Taylor	—	8,400	21,481	4,353	34,234
Steve D. Provost	11,245	9,600	31,703	9,306	61,854
Kelly C. Baltes	—	8,862	15,792	20,992	45,646
Richard A. Badgley	—	8,400	15,799	14,005	38,204

(a)	Mr. Roberts’ “Other Compensation” includes only amounts for an annual executive physical, mobile communication allowance and dining discount.

38 Brinker International • 2019 Notice & Proxy	Making People Feel Special

(b)	Represents benefit premiums paid to a third party for Company-provided life insurance, executive retiree medical insurance and long-term care insurance.
(c)

Represents other compensation for value of perquisites and benefits paid directly to or on the NEOs’ behalf for financial planning, annual executive physical, health club reimbursement, mobile communication allowance and dining discount.

(5)

The Committee granted Mr. Roberts 381,694 Performance-Based Options on November 1, 2018. The Performance-Based Options are detailed in the Compensation Discussion and Analysis under the section titled Performance-Based Options of this Proxy Statement.

(6)	Mr. Baltes was hired on August 30, 2018 and as such, only has one year of compensation history.

Fiscal 2019 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Committee Action Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Wyman T. Roberts
Restricted Stock Units	8/13/2018	8/30/2018							21,914			949,972
Performance Shares(2)	8/13/2018	8/30/2018				438	43,829	87,658				1,899,987
Stock Options	8/13/2018	8/30/2018								118,306	43.35	949,997
Performance-Based Options(3)	10/5/2018	11/1/2018				190,847(5)	381,694(5)	381,694(5)			43.83	3,206,230 (5)
Profit Sharing		N/A	11,846	1,184,615	2,369,230

Joseph G. Taylor
Restricted Stock Units	8/13/2018	8/30/2018							2,595			112,493
Performance Shares(2)	8/13/2018	8/30/2018				52	5,190	10,380				224,987
Stock Options	8/13/2018	8/30/2018								14,009	43.35	112,492
Profit Sharing		N/A	2,602	260,198	520,396

Steve D. Provost
Restricted Stock Units	8/13/2018	8/30/2018							3,143			136,249
Performance Shares(2)	8/13/2018	8/30/2018				63	6,286	12,572				272,498
Stock Options	8/13/2018	8/30/2018								16,967	43.35	136,245
Profit Sharing		N/A	3,245	324,495	648,990

Kelly C. Baltes
Performance Shares(2)	1/28/2019	2/7/2019				104	11,534	25,375				503,344
Profit Sharing		N/A	3,524	352,423	704,846

Richard A. Badgley
Restricted Stock Units	8/13/2018	8/30/2018							1,441			62,467
Performance Shares(2)	8/13/2018	8/30/2018				29	2,883	5,766				124,978
Stock Options	8/13/2018	8/30/2018								7,783	43.35	62,497
Profit Sharing		N/A	2,120	211,989	423,978

(1)

The amounts shown in column (d) reflect the threshold payment level under the Profit Sharing Plan applicable to the NEO. The threshold award level is 1% of target (e) and the maximum award (f) is 200% of target (e).

(2)

These performance shares are detailed in the Compensation Discussion and Analysis under the section titled Long-Term Incentives of this Proxy Statement. The amounts in columns (g)–(i) reflect the range of payouts under the plan. The August 30, 2018 and February 7, 2019 dates reflect the dates the target awards were established for the performance shares. The actual awards will not be earned until the end of fiscal 2021, and only then if the performance metrics are achieved.

(3)

These Performance-Based Options are detailed in the Compensation Discussion and Analysis under the section titled Performance-Based Options of this Proxy Statement. The amounts in columns (g)-(i) reflect the range of payouts under the plan. The actual award will not be earned until the end of fiscal 2021 or fiscal 2022.

(4)

The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2019 of stock awards as determined pursuant to ASC Topic 718. For additional information on the assumptions used in valuing our equity awards see Note 12 to our Consolidated Financial Statements filed as exhibit 13 to our Form 10-K for the fiscal year ended June 26, 2019.

(5)

The Committee granted Mr. Roberts 381,694 Performance-Based Options on November 1, 2018. The Performance-Based Options are detailed in the Compensation Discussion and Analysis under the section titled Performance-Based Options of this Proxy Statement.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 39

Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Wyman T. Roberts			381,694	(4)	43.83	8/31/2025	21,914	(6)	839,525	43,829	1,679,089
		118,306			43.35	8/30/2026	100	(5)	3,831	54,452	2,086,056
			296,653	(4)	31.22	8/31/2025	27,226	(6)	1,043,028	31,290	1,198,720
	50,836	152,511			31.22	8/31/2025	3,231	(7)	123,780
	88,083	88,083			54.33	8/25/2024	2,642	(7)	101,215
	78,552	26,184			54.15	8/27/2023	2,649	(7)	101,483
	79,963				49.04	8/28/2022	5,695	(7)	218,175
	49,605				40.76	8/29/2021	6,565	(7)	251,505
	50,000				31.97	1/2/2021	1,500	(7)	57,465
	15,750				34.82	8/30/2020	2,000	(7)	76,620
							2,000	(7)	76,620
							2,000	(7)	76,620
							1,500	(7)	57,465

Joseph G. Taylor		14,009			43.35	8/30/2026	2,595	(6)	99,414	5,190	198,829
	6,353	20,185			31.22	8/31/2025	100	(5)	3,831	7,206	276,062
	3,046	3,047			54.33	8/25/2024	3,603	(6)	138,031	1,082	41,451
	2,479	827			54.15	8/27/2023	195	(7)	7,470
	3,181				49.04	8/28/2022	216	(7)	8,275
	2,368				40.76	8/29/2021	260	(7)	9,961
							350	(7)	13,409
							400	(7)	15,324
							800	(7)	30,648
							800	(7)	30,648
							800	(7)	30,648
							500	(7)	19,155

Steve D. Provost		16,967			43.35	8/30/2026	3,143	(6)	120,408	6,286	240,817
			100,000	(4)	31.22	8/31/2025	100	(5)	3,831	8,728	334,370
	8,148	24,447			31.22	8/31/2025	4,364	(6)	167,185	5,015	192,125
	14,119	14,119			54.33	8/25/2024	13,658	(8)	523,238
	11,394	3,798			54.15	8/27/2023	923	(7)	35,360
	14,616				49.04	8/28/2022	1,733	(7)	66,391
	10,881				40.76	8/29/2021	2,085	(7)	79,876
	11,375				34.82	8/30/2020	5,470	(7)	209,556
	16,500				21.79	8/25/2019	1,250	(7)	47,888
							2,000	(7)	76,620
							1,500	(7)	57,465
							1,000	(7)	38,310

Kelly C. Baltes										11,534	441,868

Richard A. Badgley		7,783			43.35	8/30/2026	1,441	(6)	55,205	2,883	110,448
	3,737	11,214			31.22	8/31/2025	100	(5)	3,831	4,003	153,355
	6,476	6,477			54.33	8/25/2024	2,001	(6)	76,658	2,300	88,113
							9,609	(9)	368,121

(1)	Unvested options vest 25% per year for four years on each anniversary of the grant date and have a maximum eight-year term. Each option was granted eight years or less prior to the expiration date.
(2)	Restricted stock units and performance shares are valued on the $38.31 closing price of the Company’s common stock as of the end of our fiscal year, June 26, 2019.

40 Brinker International • 2019 Notice & Proxy	Making People Feel Special

(3)

The grants in this column for Messrs. Roberts, Taylor, Provost, and Badgley reflect target awards under the fiscal 2019—fiscal 2021, fiscal 2018—fiscal 2020 and fiscal 2017—fiscal 2019 Brinker Performance Share Plans, respectively. The fiscal 2017—fiscal 2019 award paid out on August 15, 2019 at 87.9% of target. Mr. Roberts received 27,504 shares rather than the 31,290 shares listed, Mr. Taylor received 951 shares rather than the 1,082 shares listed, Mr. Provost received 4,408 shares rather than the 5,015 shares listed, and Mr. Badgley received 2,022 shares rather than the 2,300 shares listed. The grant in this column for Mr. Baltes reflects a target award under the fiscal 2019—fiscal 2021 Maggiano’s Performance Share Plan.

(4)	These Performance-Based Options are described in the Compensation Discussion and Analysis under the section titled Performance-Based Options section of this Proxy Statement.
(5)	These restricted stock units were granted to NEOs as compensation for signing a non-compete agreement and cliff vest on September 21, 2020.
(6)	These restricted stock units were granted to NEOs as part of their 2019 annual equity award and cliff vest after three years.
(7)

These restricted stock units were granted to NEOs under the Career Equity program as described in the Compensation Discussion and Analysis under the section titled Long-Term Incentives of this Proxy Statement and vest upon retirement from the Company.

(8)

These restricted stock units are retention grants as detailed in the Compensation Discussion and Analysis under the section titled Retention Awards of this Proxy Statement. These grants vest on May 4, 2020.

(9)

These restricted stock units are retention grants as detailed in the Compensation Discussion and Analysis under the section titled Retention Awards of this Proxy Statement. These grants vest on August 31, 2020.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 41

FISCAL 2019 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Wyman T. Roberts	20,000	515,943	9,238	401,945
Joseph G. Taylor	4,000	77,885	315	13,706
Steve D. Provost	—	—	1,462	63,612
Kelly C. Baltes	—	—	—	—
Richard A. Badgley	—	—	—	—

(1)	Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.
(2)	Reflects the vesting of the restricted stock units under the fiscal 2016—fiscal 2018 Performance Share Plan.
(3)	The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of units which vested.

Non-Qualified Deferred Compensation Plan

None of our NEOs participate in our non-qualified compensation plan.

Company Sponsored Pension Plan

The Company does not sponsor a pension plan.

Retirement Definitions and Payouts

For those executives who remain with us for their career, we want to ensure they are able to benefit from their contributions to our long-term success. Therefore, we have defined retirement provisions that allow for post-employment benefits. Early retirement is defined as age plus years of service equals 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equals 70, with a minimum age of 60; or attainment of age 65 (regardless of service). This definition is applied to all of our equity programs (except for Retention and other one-time equity grants), our retiree medical program, and our Profit Sharing Plans. Listed below are our general equity programs and their treatment under early and normal retirement scenarios:

	Early Retirement	Normal Retirement
Stock Options	Unvested options accelerated and remain exercisable for the shorter of 12 months or the expiration date	Unvested options accelerated and remain exercisable for the shorter of 36 months or the expiration date

Performance-Based Options	Unvested options are forfeited	Unvested options are forfeited

Performance Shares	Pro-rated and paid at the end of the measurement period based on actual results	The full award is paid at the end of the measurement period based on actual results

Restricted Stock Units	Pro-rated and paid upon retirement	The full award is paid upon retirement

CEO Severance and Change in Control Agreement

We are a party to the CEO Severance and Change in Control Agreement (the “CEO CIC Agreement”) that provides for severance pay in the event of (A) a termination without Cause prior to or more than

42 Brinker International • 2019 Notice & Proxy	Making People Feel Special

two years following a change in control, or (B) a termination without Cause or resignation for Good Reason within two years following a change in control. “Cause” and “Good Reason” are defined in the CEO CIC Agreement. Under the CEO CIC Agreement, the CEO will be entitled to receive:

•

payment of: (i) 24 months of base salary (in the event of a termination without Cause prior to or more than two years following a change in control) or 36 months of base salary (in the event of a termination without Cause or resignation for Good Reason within two years following a change in control) plus (ii) an amount equal to the CEO’s target bonus for the year of termination under the applicable Company Profit Sharing Plan; and

•	continued payment by the Company of the CEO’s health insurance coverage premiums for 18 months following the CEO’s termination.

Payments under the CEO CIC Agreement are conditioned on the CEO abiding by certain restrictive covenants and executing a separation agreement and release in a form satisfactory to the Company. The treatment of the CEO’s outstanding equity awards upon termination is determined in accordance with the applicable equity plan documents.

NEO Change in Control Severance Agreements and Severance Plan

We have entered into NEO Change in Control Severance Agreements (the “NEO CIC Agreements”) with each of Mr. Provost, Mr. Taylor and Mr. Badgley, and adopted the Executive Severance Benefits Plan (“Severance Plan”) for eligible executive employees of the Company (capitalized terms used below are defined in the NEO CIC Agreements and Severance Plan, as applicable). In 2019 we entered into a Change in Control Severance Agreement with Mr. Baltes (the “Baltes CIC Agreement”). The Severance Plan provides certain benefits to Company executive officers who (i) are at the level of senior vice president or higher with the Company (other than the CEO), (ii) have entered into a change in control severance agreement with the Company and (iii) are designated by the Committee to participate in the Severance Plan. Each of our NEOs other than the CEO participates in the Severance Plan.

Pursuant to the NEO CIC Agreements, in the event that the NEO is terminated without Cause prior to or more than two years following a change in control, the NEO will be entitled to receive the following severance under the Severance Plan:

•	18 months of the NEO’s then current base salary;
•

annual bonus for the year of termination that the NEO would have been eligible to earn under the applicable Profit Sharing Plan based on the actual Company performance if the NEO had remained employed; and

•

continued payment by the Company of the NEO’s health insurance coverage premiums for 18 months following the NEO’s termination date to the same extent that the Company paid for such coverage immediately prior to the date of termination (the “18-Month COBRA Subsidy”).

Under the NEO CIC Agreements, in the event that the NEO is terminated without Cause or resigns for Good Reason (as defined in the agreement), in each case within two years following a change in control, the NEO will be entitled to receive, in lieu of any severance benefits under the Severance Plan:

•	24 months of the NEO’s then current base salary;
•	an amount equal to the NEO’s target bonus for the year of termination under the applicable Profit Sharing Plan; and
•	the 18-Month COBRA Subsidy.

Pursuant to the Baltes CIC Agreements, in the event that Mr. Baltes is terminated without Cause prior to or more than two years following a change in control, Mr. Baltes will be entitled to receive the following severance under the Severance Plan:

•	12 months of Mr. Baltes’ then current base salary;

Making People Feel Special	Brinker International • 2019 Notice & Proxy 43

•

annual bonus for the year of termination that Mr. Baltes would have been eligible to earn under the applicable Profit Sharing Plan based on the actual Company performance if Mr. Baltes had remained employed; and

•

continued payment by the Company of Mr. Baltes’ health insurance coverage premiums for 12 months following Mr. Baltes’ termination date to the same extent that the Company paid for such coverage immediately prior to the date of termination (the “12-Month COBRA Subsidy”).

Under the Baltes CIC Agreement, in the event that Mr. Baltes is terminated without Cause or resigns for Good Reason (as defined in the agreement), in each case within two years following a change in control, Mr. Baltes will be entitled to receive, in lieu of any severance benefits under the Severance Plan:

•	12 months of Mr. Baltes’ then current base salary;
•	an amount equal to Mr. Baltes’ target bonus for the year of termination under the applicable Profit Sharing Plan; and
•	the 12-Month COBRA Subsidy.

Equity and Other Incentive Awards

Beginning with awards granted in fiscal 2017, we removed single-trigger provisions that would result in the automatic full vesting of awards upon a change in control. The provisions were refined as detailed below with respect to awards granted to the NEOs in fiscal 2018 and beyond:

Restricted Stock Units, Stock Options, and Performance-Based Stock Options:

•

Outstanding grants made in fiscal 2018 and beyond of restricted stock units, stock options, and performance-based stock options do not become fully vested upon a change in control (as defined in the applicable award agreement) unless the awards are not assumed or replaced with comparable awards by the acquiring entity or cease to remain outstanding immediately following the change in control. If a participating NEO is terminated without Cause within 24 months following a change in control or terminates for Good Reason within 24 months following a change in control, these restricted stock units, stock options and performance-based stock options become fully vested (and, in the case of stock options and performance-based options, exercisable) upon such termination.

Performance Share Plans:

•

Performance share awards do not vest upon a change in control (as defined in the Brinker Performance Share Plan and Maggiano’s Performance Share Plan) unless the awards are not assumed or replaced with comparable awards by the acquiring entity in such a change in control, or cease to remain outstanding immediately following the change in control. Otherwise, upon a change in control, the applicable measurement period (but not the performance period) will end and the performance calculations will be modified to account for the shortened measurement period. A participating NEO must remain employed through the end of the performance period to earn such award, unless the NEO is terminated without Cause or terminates for Good Reason following the change in control, in which case the NEO will fully vest upon termination in the number of achieved shares determined based on performance through the change in control date.

Quantification of Termination Payments and Benefits

The following tables reflect the amount of compensation that would be paid to each of our NEOs in the event of a termination of the executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of June 26, 2019, and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination. The tables include only additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason.

44 Brinker International • 2019 Notice & Proxy	Making People Feel Special

FISCAL 2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

WYMAN T. ROBERTS(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability(6) ($)	Death(6) ($)
Cash Compensation
Cash Severance(2)	—	—	2,000,000	—	3,000,000	—	—
Profit Sharing(3)	1,882,591	1,882,591	1,882,591	—	1,882,591	1,882,591	1,882,591
Equity Compensation(4)
Stock Options	1,081,303	1,081,303	1,081,303	—	3,184,573	2,573,334	2,573,334
Performance Shares(5)	4,818,823	4,818,823	4,818,823	—	4,818,823	4,818,823	4,818,823
Restricted Stock	3,027,332	3,027,332	3,027,332	—	3,027,332	3,027,332	3,027,332
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(7)	—	—	—	—	—	—	3,500,000
Disability Insurance(8)	—	—	—	—	—	986,667	—
Accrued Vacation	—	—	—	—	—	—	—
Total	10,810,049	10,810,049	12,810,049	—	15,913,319	13,288,747	15,802,080

(1)	Mr. Roberts is eligible for normal retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death or disability) he would retire from the Company.
(2)

Severance payments shown are based on Mr. Roberts’ CEO CIC Agreement. His agreement provides for 24 months of severance upon a termination without cause or 36 months of severance upon a termination related to a change in control.

(3)

The profit sharing award shown was earned for fiscal 2019, but is unpaid as of the last day of the fiscal year. Mr. Roberts’ agreement states that no less than a target award will be paid in the event of a termination with change in control or termination without cause.

(4)	Under our retirement provisions, Mr. Roberts is able to retain:
•	all of his fiscal 2016, 2017, 2018 and 2019 option awards;
•	all of his performance share awards; and
•	all of his restricted stock units and Career Equity awards.
Mr. Roberts is only able to retain the fiscal 2018 and fiscal 2019 Performance-Based Options under the change in control, disability and death scenarios.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Roberts’ equity awards, please see the Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table.

(5)	Under all of the scenarios listed, the fiscal 2017 performance shares reflect a payout of 87.9% and a target payout for fiscal 2018 and 2019 awards.
(6)

Under our death and disability provisions, Mr. Roberts is able to retain all of his fiscal 2016, 2017, 2018 and 2019 option awards, performance share awards, restricted stock units and Career Equity awards. Mr. Roberts is only able to retain a pro-rata portion of the fiscal 2018 and fiscal 2019 Performance-Based Options.

(7)	The Company provides term life insurance for Mr. Roberts at four times base salary with a maximum benefit of $3,500,000.
(8)	Amount shown assumes that Mr. Roberts would be on short-term disability for four months (the coverage allowed under our plan based on tenure) and then long-term disability for two years.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 45

FISCAL 2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

JOSEPH G. TAYLOR(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability(6) ($)	Death(6) ($)
Cash Compensation
Cash Severance(2)	—	—	653,438	—	871,250	—	—
Profit Sharing(3)	413,507	413,507	413,507	—	413,507	413,507	413,507
Equity Compensation(4)
Stock Options	143,112	143,112	143,112	—	143,112	143,112	143,112
Performance Shares(5)	511,326	511,326	511,326	—	511,326	511,326	511,326
Restricted Stock	406,814	406,814	406,814	—	406,814	406,814	406,814
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(7)	—	—	—	—	—	—	1,306,875
Disability Insurance(8)	—	—	—	—	—	726,042	—
Accrued Vacation	—	—	—	—	—	—	—
Total	1,474,759	1,474,759	2,128,197	—	2,346,009	2,200,801	2,781,634

(1)	Mr. Taylor is eligible for normal retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death and disability) he would retire from the Company.
(2)

Severance payments shown are based on Mr. Taylor’s NEO CIC Agreement. His agreement provides for 18 months of severance upon a termination without cause or 24 months of severance upon a termination with a change in control.

(3)

The profit sharing award shown was earned for fiscal 2019, but is unpaid as of the last day of the fiscal year. Mr. Taylor’s agreement provides for no less than a target profit sharing award to be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios.

(4)	Under our retirement provisions, Mr. Taylor is able to retain:
•	all of his fiscal 2016, 2017, 2018 and 2019 option awards;
•	all of his performance share awards; and
•	all of his restricted stock units and Career Equity awards.

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Taylor’s equity awards, please see the Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table.

(5)	Under all of the scenarios listed, the fiscal 2017 performance shares reflect a payout of 87.9% and a target payout for fiscal 2018 and 2019 awards.
(6)	Under our death and disability provisions, Mr. Taylor would retain his unvested equity.
(7)	The Company provides term life insurance for Mr. Taylor at three times base salary with a maximum benefit of $3,500,000.
(8)	Amount shown assumes that Mr. Taylor would be on short-term disability for four months (the coverage allowed under our plan based on tenure) and then long-term disability for two years.

46 Brinker International • 2019 Notice & Proxy	Making People Feel Special

FISCAL 2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

STEVE D. PROVOST(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination(4) ($)	For Cause Termination ($)	Change in Control ($)	Disability(7) ($)	Death(7) ($)
Cash Compensation
Cash Severance(2)	—	—	752,222	—	1,002,963	—	—
Profit Sharing(3)	—	—	515,688	—	515,688	515,688	515,688
Equity Compensation(5)
Stock Options	—	—	57,776	—	882,329	676,284	676,284
Performance Shares(6)	—	—	472,063	—	744,065	744,065	744,065
Restricted Stock	—	—	443,689	—	1,426,128	1,426,128	1,426,128
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	2,005,925
Disability Insurance(9)	—	—	—	—	—	835,802	—
Accrued Vacation	—	—	—	—	—	—	—
Total	—	—	2,241,438	—	4,571,173	4,197,967	5,368,090

(1)	Mr. Provost is not eligible for retirement as of the last day of the fiscal year.
(2)

Severance payments shown are based on Mr. Provost’s NEO CIC Agreement. His agreement provides for 18 months of severance upon a termination without cause or 24 months of severance upon a termination with a change in control.

(3)

The profit sharing award shown was earned for fiscal 2019, but is unpaid as of the last day of the fiscal year. Mr. Provost’s agreement provides for no less than a target profit sharing award to be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios.

(4)

In this scenario Mr. Provost is able to retain a pro-rata portion of his fiscal 2016, 2017, 2018 and 2019 option awards, a pro-rata portion of his performance share awards, a pro-rata portion of his restricted stock units and a pro-rata portion of his Career Equity awards. Mr. Provost is only able to retain the fiscal 2017 one-time retention award and the fiscal 2018 Performance-Based Options under the change in control, disability and death scenarios.

(5)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Provost’s equity awards, please see the Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table.

(6)	Under all of the scenarios listed, the fiscal 2017 performance shares reflect a payout of 87.9% and a target payout for fiscal 2018 and 2019 awards.
(7)

Under our death and disability provisions, Mr. Provost is able to retain all of his fiscal 2016, 2017, 2018 and 2019 option awards, performance share awards, restricted stock units, Career Equity awards and the fiscal 2017 one-time retention award. Mr. Provost is only able to retain a pro-rata portion of the fiscal 2018 Performance-Based Options.

(8)	The Company provides term life insurance for Mr. Provost at four times base salary with a maximum benefit of $3,500,000.
(9)	Amount shown assumes that Mr. Provost would be on short-term disability for four months (the coverage allowed under our plan based on tenure) and then long-term disability for two years.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 47

FISCAL 2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

KELLY C. BALTES(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination(4) ($)	For Cause Termination ($)	Change in Control ($)	Disability(6) ($)	Death(6) ($)
Cash Compensation
Cash Severance(2)	—	—	550,000	—	550,000	—	—
Profit Sharing(3)	—	—	295,225	—	352,423	295,225	295,225
Equity Compensation
Stock Options	—	—	—	—	—	—	—
Performance Shares(5)	—	—	147,289	—	441,868	441,868	441,868
Restricted Stock	—	—	—	—	—	—	—
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(7)	—	—	—	—	—	—	2,200,000
Disability Insurance(8)	—	—	—	—	—	830,000	—
Accrued Vacation	—	—	—	—	—	—	—
Total	—	—	992,514	—	1,344,291	1,567,093	2,937,093

(1)	Mr. Baltes is not eligible for retirement as of the last day of the fiscal year.
(2)

Severance payments shown are based on Mr. Baltes’ CIC Agreement. His agreement provides for 12 months of severance upon a termination without cause or termination whether or not in connection with a change in control.

(3)

The profit sharing award shown was earned for fiscal 2019, but is unpaid as of the last day of the fiscal year. Mr. Baltes’ agreement provides for no less than a target profit sharing award to be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios.

(4)	In this scenario Mr. Baltes is able to retain a pro-rata portion of his performance share awards.
(5)	Under all of the scenarios listed, the fiscal 2019 performance shares reflect a target payout.
(6)	Under our death and disability provisions, Mr. Baltes would retain his unvested equity.
(7)	The Company provides term life insurance for Mr. Baltes at four times base salary with a maximum benefit of $3,500,000.
(8)	Amount shown assumes that Mr. Baltes would be on short-term disability for four months (the coverage allowed under our plan based on tenure) and then long-term disability for two years.

48 Brinker International • 2019 Notice & Proxy	Making People Feel Special

FISCAL 2019 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

RICHARD A. BADGLEY(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement ($)	Involuntary Not For Cause Termination(4) ($)	For Cause Termination ($)	Change in Control ($)	Disability(7) ($)	Death(7) ($)
Cash Compensation
Cash Severance(2)	—	—	532,373	—	709,831	—	—
Profit Sharing(3)	—	—	336,892	—	336,892	336,892	336,892
Equity Compensation(5)
Stock Options	—	—	26,502	—	79,507	79,507	79,507
Performance Shares(6)	—	—	216,515	—	341,265	341,265	341,265
Restricted Stock	—	—	64,523	—	503,815	503,815	503,815
Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(8)	—	—	—	—	—	—	1,064,746
Disability Insurance(9)	—	—	—	—	—	579,695	—
Accrued Vacation	—	—	—	—	—	—	—
Total	—	—	1,176,805	—	1,971,310	1,841,174	2,326,225

(1)	Mr. Badgley is not eligible for retirement as of the last day of the fiscal year.
(2)

Severance payments shown are based on Mr. Badgley’s NEO CIC Agreement. His agreement provides for 18 months of severance upon a termination without cause or 24 months of severance upon a termination with a change in control.

(3)

The profit sharing award shown was earned for fiscal 2019, but is unpaid as of the last day of the fiscal year. Mr. Badgley’s agreement provides for no less than a target profit sharing award to be paid upon termination related to a change in control, and an earned award to be paid in all other scenarios.

(4)

In this scenario Mr. Badgley is able to retain a pro-rata portion of his fiscal 2017, 2018 and 2019 option awards, a pro-rata portion of his performance share awards and a pro-rata portion of his restricted stock units. Mr. Badgley is only able to retain the fiscal 2018 one-time retention award under the change in control, disability and death scenarios.

(5)

The amounts shown here do not include the value of any vested equity awards. For more information on Mr. Badgley’s equity awards, please see the Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table.

(6)	Under all of the scenarios listed, the fiscal 2017 performance shares reflect a payout of 87.9% and a target payout for fiscal 2018 and 2019 awards.
(7)	Under our death and disability provisions, Mr. Badgley would retain his unvested equity.
(8)	The Company provides term life insurance for Mr. Badgley at three times base salary with a maximum benefit of $3,500,000.
(9)	Amount shown assumes that Mr. Badgley would be on short-term disability for four months (the coverage allowed under our plan based on tenure) and then long-term disability for two years.

Making People Feel Special	Brinker International • 2019 Notice & Proxy 49

CEO Pay Ratio

The Committee believes executive pay must be consistent and equitable to motivate our team members to create shareholder value. The Committee reviewed a comparison of annual total compensation of the CEO to the annual compensation of the median team member who was selected from all team members who were employed (other than the CEO) as of the last day of fiscal 2019.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median team member, we utilized total cash compensation paid during the year, and we annualized the compensation for any team members that were not employed by us for all of fiscal 2019. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because the substantial portion of our team members only receive cash compensation. The majority of team members work part-time and as such are not eligible for our bonus or equity plans, and don’t work enough hours to participate in our company-paid benefit plans.

After identifying the median team member, we calculated annual total compensation for the team member using the same methodology we use for our NEOs as set forth in the Summary Compensation Table of this Proxy Statement.

The compensation for our CEO in fiscal 2019 was $9,953,912 as reported in the Summary Compensation Table above. The compensation of our median team member was $20,745. Thus, our CEO’s annual total compensation was approximately 480 times the median pay of our median compensated team member for fiscal 2019.

The compensation for our CEO in fiscal 2019 included a special grant of Performance-Based Options (detailed in the Compensation Discussion and Analysis under the section titled Performance-Based Options of this Proxy Statement) valued at $3,206,230. If that value is excluded from Mr. Robert’s fiscal 2019 Total Compensation it provides a more normalized ratio of approximately 325 times the median pay of our team members.

50 Brinker International • 2019 Notice & Proxy	Making People Feel Special

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our financial reporting process, including our system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the U.S. KPMG LLP, our independent registered public accounting firm, is responsible for performing independent audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent registered public accounting firm. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited consolidated financial statements. Our management represented to the Audit Committee that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the U.S. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited consolidated financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable rules adopted by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB and discussed with KPMG LLP their independence in connection with their audit of our consolidated financial statements. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of our internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee also reviews and discusses legal and compliance matters with management, and, as necessary or advisable, KPMG LLP.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 26, 2019 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year.

Further, in accordance with its written charter, the Audit Committee is responsible for discussions with management relating to the Company’s processes to monitor and minimize significant risks and exposures. During fiscal 2019, the Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes, including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

Respectfully submitted,

AUDIT COMMITTEE

WILLIAM T. GILES (Chair)

HARRIET EDELMAN (Vice Chair)

JOHN W. CHIDSEY

MICHAEL A. GEORGE

JAMES C. KATZMAN

PRASHANT N. RANADE

Making People Feel Special	Brinker International • 2019 Notice & Proxy 51

STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows the beneficial ownership of our common stock as of September 12, 2019 by (a) all persons known by us to beneficially own more than 5% of our common stock as of such date, (b) each present director, including present directors being considered for election at the Annual Meeting, (c) the NEOs and (d) all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of September 12, 2019		Number Attributable to Options Exercisable Within 60 Days of September 12, 2019		Percent(12)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	5,819,322	(1)	—	(6)	15.57%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,741,744	(2)	—	(6)	12.69%

LSV Asset Management 155 N. Wacker Dr., Suite 4600 Chicago, IL 60606	3,289,702	(3)	—	(6)	8.80%

JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	2,356,340	(4)	—	(6)	6.31%

Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	1,933,912	(5)	—	(6)	5.18%

Directors(7)
John W. Chidsey	1,890	(8)	—	(9)	*
Cindy L. Davis	2,520	(8)	—	(9)	*
Joseph M. DePinto	76,488	(8)	—	(9)	*
Harriet Edelman	27,042	(8)	—	(9)	*
Michael A. George	58,505	(8)	—	(9)	*
William T. Giles	29,255	(8)	—	(9)	*
James C. Katzman	6,826	(8)	—	(9)	*
George R. Mrkonic	41,517	(8)	—	(9)	*
Prashant N. Ranade	1,368	(8)	—	(9)	*
Wyman T. Roberts	720,216	(8)	563,427	(9)	1.93%

Named Executive Officers(7)(10)
Richard A. Badgley	36,086	(8)	19,134	(11)	*
Kelly C. Baltes	4,000	(8)	—	(11)	*
Steve D. Provost	133,301	(8)	93,780	(11)	*
Joseph G. Taylor	40,800	(8)	30,007	(11)	*

All Executive Officers and Directors as a Group (18 persons)	1,311,282	(8)	783,013	(11)	3.51%

*	Less than 1%.
(1)

Based on information contained in Schedule 13G/A dated February 11, 2019, filed on February 11, 2019. The Schedule 13G/A reported that The Vanguard Group, Inc. had sole dispositive power over 5,747,200 shares of common stock, shared dispositive power over 72,122 shares of common stock, sole voting power over 70,692 shares of common stock and shared voting power over 6,170 shares of common stock.

52 Brinker International • 2019 Notice & Proxy	Making People Feel Special

(2)

Based on information contained in Schedule 13G/A dated January 24, 2019, filed on January 24, 2019. The Schedule 13G/A reported that BlackRock, Inc. had sole dispositive power over 4,741,744 shares of common stock and had sole voting power over 4,637,849 shares of common stock.

(3)

Based on information contained in Schedule 13G dated February 12, 2019, filed on February 13, 2019. The Schedule 13G reported that LSV Asset Management had sole dispositive power over 3,289,702 shares of common stock and had sole voting power over 1,944,282 shares of common stock.

(4)

Based on information contained in Schedule 13G/A dated January 18, 2019, filed on January 18, 2019. The Schedule 13G/A reported that JPMorgan Chase & Co. had sole dispositive power over 2,350,178 shares of common stock, shared dispositive power over 6,162 shares of common stock and sole voting power over 2,233,773 shares of common stock.

(5)

Based on information contained in Schedule 13G/A dated January 22, 2019, filed on January 30, 2019. The Schedule 13G reported that Franklin Mutual Advisers, LLC had sole dispositive power over 1,933,912 shares of common stock and had sole voting power over 1,783,408 shares of common stock.

(6)	Not Applicable.
(7)

We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(8)

Our list includes shares of common stock which may be acquired by exercise of options vested, or vesting within 60 days of September 12, 2019, under one of the following plans: i) Stock Option and Incentive Plan and ii) 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(9)

Mr. Roberts owns 1,615,311 stock options, 563,427 of which have vested, or will vest, within 60 days of September 12, 2019. Messrs. Chidsey, DePinto, George, Giles, Katzman, Mrkonic and Ranade, and Mms. Davis and Edelman own no stock options.

(10)	In addition to Mr. Roberts who serves as a director.
(11)

Mr. Badgley owns 48,498 stock options, 19,134 of which have vested, or will vest, within 60 days of September 12, 2019. Mr. Provost owns 249,812 stock options, 93,780 of which have vested, or will vest, within 60 days of September 12, 2019. Mr. Taylor owns 75,443 stock options, 30,007 of which have vested, or will vest, within 60 days of September 12, 2019. Mr. Baltes owns no stock options. All Executive Officers and Directors as a Group own 2,160,139 stock options, 783,013 of which have vested, or will vest, within 60 days of September 12, 2019.

(12)	These percentages are based on number of outstanding shares of common stock as of September 12, 2019 (37,365,867 shares).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is our written policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except as noted below, there were no transactions required to be reported under Item 404 of the SEC’s Regulation S-K.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 26, 2019, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

DANIEL S. FULLER

Secretary

Dallas, Texas

October 4, 2019

Making People Feel Special	Brinker International • 2019 Notice & Proxy 53

BRINKER INTERNATIONAL, INC.

PROXY STATEMENT

FAQ’s ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of the Company is soliciting the enclosed proxy to be used at the Annual Meeting on November 20, 2019 at 9:00 a.m. (CST), and at any adjournment or postponement of that meeting. We posted this Proxy Statement and the accompanying proxy on or about October 4, 2019 to our website at www.proxypush.com/EAT, and mailed notice on or about October 4, 2019 to all shareholders entitled to vote at the Annual Meeting.

Where is the Annual Meeting held?

The meeting will be held at our principal executive office located at 3000 Olympus Blvd., Dallas, Texas 75019.

What is the purpose of the Annual Meeting?

The purpose of the meeting is to:

•	Elect nine (9) directors (Pages 4-8);
•	Vote on the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2020 Fiscal Year (Page 9);
•	Cast an advisory vote to approve executive compensation (Page 10); and
•	Conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

Why am I being asked to review materials online?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders online, rather than mailing printed copies of those materials to each shareholder. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials online. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about October 4, 2019.

How many votes do I have?

If we had your name on record as owning stock in the Company at the close of business on September 23, 2019, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of the Company’s common stock you own as of that date. At the close of business on September 12, 2019, 37,365,867 shares of the Company’s common stock were outstanding and eligible to vote.

54 Brinker International • 2019 Notice & Proxy	Making People Feel Special

How do I vote by proxy?

Whether you plan to attend the Annual Meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials. You may vote:

•	Online at www.proxypush.com/EAT by using your 12-digit control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials);
•	By phone; and
•	By requesting, completing and mailing a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

How do I attend the Annual Meeting in person?

Seating at the Annual Meeting will be limited to our shareholders or their proxyholders and our invited guests. If you are a holder of record in your name, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The Annual Meeting will begin promptly at 9:00 a.m. (CST) at our offices, so please plan to arrive accordingly.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;
•	Sending written notification of revocation to the Corporate Secretary at our principal executive office at 3000 Olympus Blvd., Dallas, Texas 75019;
•	Entering a later vote by telephone or online; or
•	Attending the Annual Meeting and voting in person.

You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy. If you desire to do so, you must notify an authorized Brinker representative at the Annual Meeting of your desire to revoke your proxy and then you must vote in person.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;
•	Our directors, officers, or other regular employees may contact you personally; or
•	We may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides

Making People Feel Special	Brinker International • 2019 Notice & Proxy 55

you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. In the case of non-routine items, the shares will be treated as “broker non-votes,” which are not counted as cast and have no effect on the outcome of the vote. Only the proposal to ratify the appointment of the independent registered public accounting firm is considered routine, and a bank or brokerage firm may vote customer shares in its discretion on this item if the customer does not instruct the bank or brokerage firm how to vote. All of the other items listed above are considered non-routine, and thus a broker will return a proxy card without voting on these non-routine items if a customer does not give voting instructions on these matters. We urge you to give your bank or brokerage firm instructions on all proposals in this Proxy Statement. To be able to vote your shares held in street name at the Annual Meeting, you will need to obtain a proxy from your bank or brokerage firm.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If all or some of the shares you own are held through the Company’s 401(k) Plan, you may vote by phone or online by 11:59 p.m., EST, on November 15, 2019 or the Company’s agent must receive your paper proxy card on or before November 15, 2019.

What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this Proxy Statement and the annual report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact us by mail at Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019, Attn: Investor Relations, or by email at Investor.Relations@brinker.com or by phone at 972-980-9917. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Nine Directors

The affirmative vote of a majority of shares of common stock present or represented by proxy and voting at the meeting is required to elect each of the nine nominees for director. Abstentions and broker non-votes have no effect on the outcome of the voting for each of the nominees.

•	Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm for the 2020 Fiscal Year

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions and broker non-votes have no effect on the outcome of the voting on this proposal.

56 Brinker International • 2019 Notice & Proxy	Making People Feel Special

•	Proposal 3: Advisory Vote to Approve Executive Compensation

The approval, in an advisory, non-binding vote, of the compensation of the NEOs of the Company by a majority of the shares of common stock present or represented by proxy and voting at the meeting is sought. Abstentions and broker non-votes have no effect on the outcome of the voting on this advisory, non-binding approval.

How will my proxy get voted?

If you vote over the phone or online, or properly fill in and return a paper proxy card (if requested), the designated Proxies (Wyman T. Roberts and Christopher L. Green) will vote your shares as you have directed. If you submit a paper proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” election of all nine nominees for director;
•	“FOR” ratification of KPMG LLP as our independent registered public accounting firm for the 2020 Fiscal Year; and
•	“FOR” approval in an advisory, non-binding vote of the compensation of our NEOs.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is properly brought before the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

Who will count the votes?

We have hired a third party, Donnelley Financial Solutions, to judge voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

Where can I find voting results of the meeting?

We will announce general voting results at the meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days following the meeting.

May shareholders ask questions at the Annual Meeting?

Yes, our representatives will answer your questions after the conclusion of the formal business of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, limiting the amount of time for a question, or requiring questions to be submitted in writing.

How do I submit a proposal or director nomination to be presented at the 2020 annual meeting?

If you intend to present a proposal for other business or a nomination for election to the Board of Directors at the 2020 annual meeting that will not be included in the Proxy Statement pursuant to Rule 14a-8, you must comply with the requirements set forth in the bylaws. Among other requirements, you must give timely notice to the Corporate Secretary, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. To be timely for the 2020 annual meeting, the shareholder’s notice must be

Making People Feel Special	Brinker International • 2019 Notice & Proxy 57

delivered or mailed and received by the Corporate Secretary no later than the close of business on June 6, 2020. However, if the date of the 2020 annual meeting is more than 30 days before or after the anniversary date of this year’s Annual Meeting, shareholder’s notice must be received by the Corporate Secretary no later than the close of business on the tenth calendar day following a public announcement of the date of the 2020 annual meeting.

If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company’s public filings with the SEC. Compliance with the above procedures does not require the Company to include the proposed nominee or proposal in the Company’s proxy solicitation material.

How can I communicate with the Board of Directors?

If you or any interested party wishes to communicate with the Board of Directors, as a group, or with an individual director, such communication may be directed to the appropriate group or individual in care of the General Counsel, Brinker International, Inc., 3000 Olympus Blvd., Dallas, Texas 75019. Your Board of Directors has instructed the General Counsel to review and forward such communications to the appropriate person or persons for response.

How can I access Brinker’s proxy materials and annual report electronically?

You can access the Company’s Proxy Statement, 2019 Annual Report on Form 10-K and Fiscal 2019 Annual Report at www.brinker.com. You may simply click on the “Investors” tab on the home page, and then the “Financial Info” link in the red banner near the top of the page; the SEC filings section of our website will be available for your usage. We will also provide you free copies of these documents if you send a written request to the Company’s Corporate Secretary at 3000 Olympus Blvd., Dallas, Texas 75019. If you received a Notice of Internet Availability of Proxy Materials, you may also access this information at the website described in the Notice. We also file and furnish our annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public in the SEC’s website at www.sec.gov. The Fiscal 2019 Annual Report and the Form 10-K accompany this Proxy Statement, but are not considered part of the proxy soliciting materials.

How long may I rely upon the information in this Proxy Statement? May I rely upon other materials as well regarding the Annual Meeting?

You should rely upon the information contained in this Proxy Statement to vote on the proposals at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated October 4, 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, unless indicated otherwise in this Proxy Statement, and the mailing of the Proxy Statement to you shall not create any implication to the contrary. We would encourage you to check our website or the SEC’s website for any required updates that we may make between the date of this Proxy Statement and date of the Annual Meeting.

58 Brinker International • 2019 Notice & Proxy	Making People Feel Special

BRINKER INTERNATIONAL®

3000 Olympus Blvd., Dallas, TX 75019 • www.brinker.com

ANNUAL MEETING OF BRINKER INTERNATIONAL, INC.
Date: Wednesday, November 20, 2019
Time: 9:00 A.M. (Central Standard Time)
Place: Principal Executive Office, 3000 Olympus Blvd., Dallas, TX 75019 See Voting Instruction on Reverse Side.
Please make your marks like this: ☒ Use dark black pencil or pen only
The Board of Directors recommends a vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3.
1:	Election of Directors	For	Against	Abstain	Directors Recommend
	01 John W. Chidsey	☐	☐	☐	For
	02 Cynthia (Cindy) L. Davis	☐	☐	☐	For
	03 Joseph M. DePinto	☐	☐	☐	For
	04 Harriet Edelman	☐	☐	☐	For
	05 William T. Giles	☐	☐	☐	For
	06 James C. Katzman	☐	☐	☐	For
	07 George R. Mrkonic	☐	☐	☐	For
	08 Prashant N. Ranade	☐	☐	☐	For
	09 Wyman T. Roberts	☐	☐	☐	For

		For	Against	Abstain

2:	Ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the fiscal year 2020.	☐	☐	☐	For

3:	Advisory Vote to approve, by non-binding vote, Executive Compensation.	☐	☐	☐	For

To attend the meeting and vote your ☐ shares in person, please mark this box.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Brinker International, Inc. to be held on Wednesday, November 20, 2019 for Holders as of September 23, 2019 This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To www.proxypush.com/EAT • Cast your vote online. • View meeting documents.	OR MAIL	866-785-4032 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.

            OR            • Mark, sign and date your Proxy Card/Voting Instruction Form.

                               • Detach your Proxy Card/Voting Instruction Form.

                               • Return your Proxy Card/Voting Instruction Form in the

                                 postage-paid envelope provided.

The undersigned hereby appoints Wyman T. Roberts and Christopher L. Green, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Brinker International, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PROXY TABULATOR FOR BRINKER INTERNATIONAL, INC. P.O. BOX 8016 CARY, NC 27512-9903

Revocable Proxy — Brinker International, Inc.

Annual Meeting of Stockholders

November 20, 2019 9:00 a.m. (Central Standard Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Wyman T. Roberts and Christopher L. Green, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Brinker International, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, November 20, 2019, at 9:00 a.m. at the offices of Brinker International, Inc. at Principal Executive Office, 3000 Olympus Blvd., Dallas, TX 75019, and any and all adjournments thereof, as set forth below.

This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)